UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BioMarin Pharmaceutical Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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BIOMARIN PHARMACEUTICAL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of the Stockholders (the “Annual Meeting”) of BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin” or the “Company”). The Annual Meeting will be held on Thursday, May 12, 2011 at 9:00 a.m. (Pacific Daylight Time), at the San Francisco Marriot Union Square, 480 Sutter Street, San Francisco, CA 94108 for the following purposes:

1.	To elect the nine nominees for director to serve until the next annual meeting and their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (as defined below) as disclosed in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders;

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers;

4.	To ratify the selection of KPMG LLP as the independent registered public accounting firm for BioMarin for the fiscal year ending December 31, 2011; and

5.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

The record date for the Annual Meeting is March 18, 2011 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company’s executive offices at 105 Digital Drive, Novato, California 94949 for a period of 10 days before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 12, 2011 at 9:00 am at the San Francisco Marriot Union Square, 480 Sutter Street, San Francisco, CA 94108.

The Proxy Statement and annual report to stockholders are available at: www.proxyvote.com.

If you have any questions or need assistance in voting your shares, please call the following firm, which is assisting the Company in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

1-800-607-0088

By Order of the Board of Directors

G. Eric Davis

Senior Vice President, General Counsel and Secretary

Novato, California

April 1, 2011

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD MAILED TO YOU, OR VOTE OVER THE TELEPHONE OR INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPLTY AS POSSIBLE IN ORDER TO ENSURE YOUR RESPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER AGENT AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability free of charge or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice of Internet Availability.

We intend to mail the Notice of Internet Availability on or about April 1, 2011 to all stockholders of record entitled to vote at the Annual Meeting. We expect that this Proxy Statement and the other proxy materials will be available to stockholders on or about April 1, 2011.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice of Internet Availability, on or after April 11, 2011.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, May 12, 2011 at 9:00 a.m. (Pacific Daylight Time) at the San Francisco Marriott Union Square, 480 Sutter Street, San Francisco, CA 94108. You may contact Investor Relations at IR@bmrn.com to obtain directions to the Annual Meeting. Information on how to vote in person at the Annual Meeting is discussed below. If you plan to attend the Annual Meeting, please note that attendance will be limited to stockholders as of the Record Date. Each stockholder may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other agent may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 18, 2011 will be entitled to vote at the Annual Meeting. On this Record Date, there were 110,839,800 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 18, 2011 your shares were registered directly in your name with BioMarin’s transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below or complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 18, 2011, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Internet Availability is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of nine directors;

•	Advisory approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement in accordance with SEC rules;

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers; and

•

Ratification of the selection by the Board of Directors of the Company (the “Board”) of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2011.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote on those matters in accordance with their best judgment.

How do I vote?

With regard to the election of directors, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: once every one year, two years or three years. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other agent:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice of Internet Availability. Your vote must be received by 11:59 p.m., Eastern Daylight Time on May 11, 2011 to be counted.

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To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice of Internet Availability. Your vote must be received by 11:59 p.m., Eastern Daylight Time on May 11, 2011 to be counted.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us and we receive it before the Annual Meeting, we will vote your shares as you direct.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice of Internet Availability containing voting instructions from that organization rather than from BioMarin. Simply follow the voting instructions in the Notice of Internet Availability to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 18, 2011, the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nine nominees for director, “For” the ratification of KPMG as the Company’s independent registered public accounting firm, “For” the advisory approval of executive compensation of the Named Executive Officers and would not be voted on the matter relating to the preferred frequency of advisory votes to approve executive compensation. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Morrow & Co., LLC may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies, but Morrow & Co., LLC will be paid its customary fee of approximately $6,000 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability?

If you receive more than one Notice of Internet Availability, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice of Internet Availability to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to BioMarin Pharmaceutical Inc.’s Secretary at 105 Digital Drive, Novato CA 94949.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals for inclusion in our Proxy Statement for next year’s annual meeting due?

Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2012 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal executive offices no later than December 3, 2011. Proposals should be sent to our Secretary at our principal executive offices at 105 Digital Drive, Novato, California 94949.

When are other proposals and stockholder nominations for next year’s annual meeting due?

With respect to proposals and nominations not to be included in our Proxy Statement pursuant to Rule 14a-8, our Bylaws provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at the Annual Meeting must notify the Company Secretary by a written notice, which notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders.

For the 2012 Annual Meeting, stockholders wishing to present nominations for director or proposals for consideration under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than January 13, 2012 and not later than February 12, 2012 in order to be considered. In the event that the 2012 Annual Meeting is to be held on a date that is not within 25 days before or 60 days after May 12, 2012, then a stockholder’s notice must be received by the Secretary no later than the close of business on the 10th day following the day on which notice of the date of the 2012 Annual Meeting was mailed or the day we make a public announcement of the date of the 2012 Annual Meeting, whichever first occurs.

In addition, with respect to nominations for directors, if the number of directors to be elected at the 2012 Annual Meeting is increased effective at the 2012 Annual Meeting and there is no public announcement by us for the additional directorships at least 100 days prior to May 12, 2012, a stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Nominations or proposals should be submitted, in writing, to our Secretary at our principal executive offices at 105 Digital Drive, Novato, California 94949. A stockholder’s notice to nominate a director or bring any other business before the 2012 Annual Meeting must set forth certain information, which is specified in our Bylaws. A complete copy of our Bylaws may be found on our website at www.bmrn.com in the Investors section under “Corporate Governance.”

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding the frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of once every one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For,” “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other agent holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other agent can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and, pursuant to a recent amendment to the NYSE rules, executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. The ratification of the selection of the independent registered public accounting firm is generally considered to be “routine” and brokers, banks or other agents generally have discretionary voting power with respect to such proposal. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

How many votes are needed to approve each proposal?

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For Proposal No. 1, the election of directors, the nine nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on Proposal No. 1 will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

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For Proposal No. 2, the advisory approval of the compensation of the Company’s Named Executive Officers, it will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote on Proposal No. 2. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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For Proposal No. 3, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote on Proposal No. 3 will be considered the frequency preferred by the stockholders. If you “Abstain” from voting, it will have the same effect as a vote “Against” each of the three options. Broker non-votes will have no effect.

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For Proposal No. 4, the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, it will be considered to be approved if it receives “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote on Proposal No. 4. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 110,839,800 shares outstanding and entitled to vote. Thus, the holders of 55,419,901 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by mail, over the phone or through the internet (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish the preliminary results within four business days after the Annual Meeting and file an additional Form 8-K to publish the final results within four business days after the final results are known to us.

If you have any questions or need assistance in voting your shares, please call the following firm, which is assisting the Company in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

1-800-607-0088

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board currently consists of nine directors. There are nine nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company. Each of the director nominees except for Messrs. Bate and Young was previously elected by the stockholders. Messrs. Bate and Young were recommended for election to the Board by an Independent Director (as defined below). Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nine nominees receiving the highest number of affirmative votes will be elected.

Nominees for Director

The names and ages of the nominees, position(s) with the Company and length of service with the Company are set forth in the table below. A brief biography of each nominee is also set forth below, which includes information, as of the date of this Proxy Statement, regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the Corporate Governance and Nominating Committee to believe that the nominee should continue to serve on the Board:

Name	Age	Position with BioMarin	Director Since
Jean-Jacques Bienaimé	57	Director, Chief Executive Officer	May 2005
Kenneth M. Bate(2)	60	Director	September 2010
Michael Grey(1)(3)	58	Director	December 2005
Elaine J. Heron, Ph.D.(2)(3)	63	Director	July 2002
Pierre Lapalme	70	Director, Chairman of the Board	January 2004
V. Bryan Lawlis, Ph.D.(1)(2)	59	Director	June 2007
Alan J. Lewis, Ph.D.(1)	63	Director	June 2005
Richard A. Meier(2)	51	Director	December 2006
William D. Young(3)	66	Director	September 2010

(1)	Member of BioMarin’s Compensation Committee
(2)	Member of BioMarin’s Audit Committee
(3)	Member of BioMarin’s Corporate Governance and Nominating Committee

Jean-Jacques Bienaimé joined our Board in May 2005, at the same time he became our Chief Executive Officer. From November 2002 to April 2005, Mr. Bienaimé served as Chairman, Chief Executive Officer, and President of Genencor, a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. Prior to joining Genencor, Mr. Bienaimé was Chairman, President and Chief Executive Officer of SangStat Medical Corporation, another biotechnology company. He became President of SangStat Medical Corporation in 1998 and Chief Executive Officer in 1999. Prior to joining SangStat Medical Corporation, Mr. Bienaimé held various management positions from 1992 to 1998 with Rhône-Poulenc Rorer Pharmaceuticals (now known as Sanofi-Aventis), including Senior Vice President of Corporate Marketing and Business Development, and Vice President and General Manager of the advanced therapeutic and oncology division. Mr. Bienaimé currently serves on the boards of NeurogesX, Inc., Portola Pharmaceuticals and The Biotech Industry Organization, and is a member of the advisory board of Bellevue Asset Management’s BioVentures II fund. He received an M.B.A. from the Wharton School at the University of Pennsylvania and an undergraduate degree in economics from the Ecole Superieure de Commerce de Paris.

The Board has nominated Mr. Bienaimé for his intimate knowledge of our business and extensive experience in the management of biotechnology organizations, business development, and sales and marketing of both biotechnology and pharmaceutical products.

Kenneth M. Bate joined our Board in September 2010. Since May 2009, Mr. Bate has been serving as President and Chief Executive Officer of Archemix, Inc., a privately-held biotechnology company engaged in discovering and developing aptamer therapeutics to treat chronic and acute diseases. In March 2011, he was elected Non-Executive Chairman of Cubist Pharmaceuticals, Inc., a biopharmaceutical company. From 2006 to April 2009, Mr. Bate served in various positions at NitroMed, Inc., most recently as President and Chief Executive Officer. From 2002 to 2005, Mr. Bate served as Chief Financial Officer of Millennium Pharmaceuticals where he headed the commercial organization. Prior to joining Millennium Pharmaceuticals, Mr. Bate co-founded JSB Partners, LLC, a banking and advisory services firm for biopharmaceutical and life sciences companies. From 1990 to 1996, he was with Biogen (now Biogen Idec) first as their Chief Financial Officer and then as head of the commercial organization responsible for launching its multiple sclerosis business. Mr. Bate received his B.A. in Chemistry from Williams College and his M.B.A. from the Wharton School of the University of Pennsylvania. He is currently serving on the boards of AVEO Pharmaceuticals, Inc., Cubist Pharmaceuticals, Inc. and TransMedics, Inc.

The Board has nominated Mr. Bate for his extensive experience in finance and managing biotechnology companies and financial, business development and commercial organizations.

Michael Grey joined our Board in December 2005. He has been serving as Venture Partner with Pappas Ventures since January 2010 and as President and Chief Executive Officer of Lumena Pharmaceuticals, Inc., a privately-held biotechnology company since February 2011. Between January and September 2009, he served as President and Chief Executive Officer of Auspex Pharmaceuticals, Inc., a private biotechnology company. From January 2005 until its acquisition in August 2008, Mr. Grey was President and Chief Executive Officer of SGX Pharmaceuticals, Inc., a publicly held biotechnology company, where he previously served as President from June 2003 to January 2005 and as Chief Business Officer from April 2001 until June 2003. Prior to joining SGX Pharmaceuticals, Inc., Mr. Grey acted as President, Chief Executive Officer and Board member of Trega Biosciences, Inc., a biotechnology company. From November 1994 to August 1998, Mr. Grey was the President of BioChem Therapeutic, Inc., the pharmaceutical operating division of BioChem Pharma, Inc. During 1994, Mr. Grey served as President and Chief Operating Officer for Ansan, Inc. From 1974 to 1993, he served in various roles with Glaxo, Inc. and Glaxo Holdings, plc, culminating in the position of Vice President, Corporate Development. Mr. Grey is currently a director of Selventa, Inc. Mr. Grey previously served on the board of directors of three public companies during the past five years: SGX Pharmaceuticals, Inc. (from 2001 to 2008), IDM Pharma, Inc. (from 1999 to 2009) and Achillion Pharmaceuticals, Inc. (from 2001 to 2010). He received a B.Sc. in chemistry from the University of Nottingham, United Kingdom.

The Board has nominated Mr. Grey for his extensive experience in managing biotechnology and pharmaceutical organizations, business development, compensation matters and finance and accounting.

Elaine J. Heron, Ph.D., joined our Board in July 2002 and serves as the Chairman of the Corporate Governance and Nominating Committee. In February 2009, Dr. Heron became Chair and Chief Executive Officer of Amplyx Pharmaceuticals, Inc., a private early stage drug development company. From July 2001 to October 2008, Dr. Heron was Chairman and Chief Executive Officer of Labcyte Inc., a private biotechnology company and continues to serve on its board of directors. Before joining Labcyte Inc., she spent six years in increasingly responsible positions at the Applied Biosystems Group of Applera Corporation, including the position of General Manager and Vice President of Sales and Marketing. Dr. Heron also serves on the board on Fluxion Biosciences, Inc., a privately held biotech company. Dr. Heron earned a B.S. in chemistry with highest distinction and a Ph.D. in analytical biochemistry from Purdue University and an M.B.A. from Pepperdine University.

The Board has nominated Dr. Heron for her extensive experience in life science sales and marketing, finance and accounting, corporate governance matters and research and development.

Pierre Lapalme joined our Board in January 2004 and was named as Chairman in August 2004. From 1995 until his retirement in 2003, he served as the President and Chief Executive Officer of North America Ethypharm, Inc., a drug delivery company. Throughout his career, Mr. Lapalme held numerous senior management positions in the pharmaceutical industry, including Chief Executive Officer and Chairman of the Board of Rhône-Poulenc Pharmaceuticals, Inc. in Canada, and Senior Vice President and General Manager of North America Ethicals, a division of Rhône-Poulenc Rorer, Inc. (now known as Sanofi-Aventis), where he oversaw the development of the ethical pharmaceutical business in the United States, Canada, Mexico, and Central America. Mr. Lapalme served on the board of the National Pharmaceutical Council and was a board member of the Pharmaceutical Manufacturers Association of Canada, where he played a leading role in reinstituting patent protection for pharmaceuticals. Mr. Lapalme previously served on the board of directors of two public companies during the past five years: Sciele Pharmaceuticals Inc. (from 1998 to 2008) and Bioxel Pharma (from 2004 to 2009). He also serves on the board of two private biotech companies and was appointed to the board of Aeterna Zentaris in December 2009. Mr. Lapalme studied at the University of Western Ontario and INSEAD France.

The Board has nominated Mr. Lapalme for his extensive experience in managing biotechnology and pharmaceutical organizations and sales and marketing of pharmaceutical products.

V. Bryan Lawlis, Ph.D., joined our Board in June 2007. He is a founder and currently serves as the President and Chief Executive Officer of Itero Biopharmaceuticals, Inc., a privately held, early stage biopharmaceutical company that was founded in 2006. Dr. Lawlis served as President and Chief Executive Officer of Aradigm Corporation from August 2004, and served on its Board of Directors from February 2005, continuing in both capacities until August 2006. Dr. Lawlis served as Aradigm Corporation’s President and Chief Operating Officer from June 2003 to August 2004 and its Chief Operating Officer from November 2001 to June 2003. Previously, Dr. Lawlis founded Covance Biotechnology Services, a contract biopharmaceutical manufacturing operation, served as its President and Chief Executive Officer from 1996 to 1999, and served as Chairman from 1999 to 2001, when it was sold to Diosynth RTP, Inc., a division of Akzo Nobel, NV. From 1981 to 1996, Dr. Lawlis was employed at Genencor, Inc. and Genentech, Inc. His last position at Genentech was Vice President of Process Sciences. Dr. Lawlis holds a B.A. in microbiology from the University of Texas at Austin and a Ph.D. in Biochemistry from Washington State University. In addition to BioMarin Pharmaceutical Inc., Dr. Lawlis holds board positions on two privately held companies, Itero Biopharmaceuticals, Inc. and Sutro Biopharma, Inc.

The Board has nominated Dr. Lawlis for his extensive experience in manufacturing biotechnology and other pharmaceutical products, research and development of drug products and managing and conducting clinical trials and drug regulatory processes.

Alan J. Lewis, Ph.D., joined our Board in June 2005 and serves as the Chairman of the Compensation Committee. Since July 2010, Dr. Lewis has served as President, Chief Executive Officer and Director of Ambit Biosciences, a privately held biotechnology company. From January 2009 to June 2010, Dr. Lewis served as President and Chief Executive Officer of The Juvenile Diabetes Research Foundation. From February 2006 until December 2008, Dr. Lewis was the President and Chief Executive Officer of Novocell, Inc, a privately held regenerative disease biotechnology company. Prior to joining Novocell, Inc., starting in 2000, he was President of Celgene Signal Research, a wholly owned subsidiary of the Celgene Corporation, a pharmaceutical company. From February 1994 to August 2000, he was the President and Chief Executive Officer of Signal Pharmaceuticals, Inc., where he guided the company to its successful acquisition by Celgene Corporation. From 1979 to 1994, Dr. Lewis held a number of positions at Wyeth-Ayerst Research and its predecessor, Wyeth Laboratories, Inc., including Vice President of Research at Wyeth-Ayerst Research. Dr. Lewis has published over 120 full manuscripts and has written and edited seven books. Dr. Lewis was a Research Associate at Yale University from 1972 to 1973. Dr. Lewis received a B.Sc. in physiology and biochemistry from Southampton University, Southampton, Hampshire, U.K. and a Ph.D. in pharmacology from the University of Wales, Cardiff, U.K. Dr. Lewis currently serves as director of two private companies, Cytochroma, Inc. and Biotica.

The Board has nominated Dr. Lewis for his extensive experience in managing biotechnology and pharmaceutical organizations, research and development, finance, compensation and corporate governance matters.

Richard A. Meier joined our Board in December 2006 and serves as the Chairman of the Audit Committee. Mr. Meier is currently Executive Vice President and Chief Financial Officer at TeleFlex, Incorporated, a position he assumed in January 2010. Prior to this, Mr. Meier served as President and Chief Operating Officer of Advanced Medical Optics from November 2007 to May 2009. From February 2007 to November 2007, Mr. Meier was Advanced Medical Optics’ Chief Operating Officer and Chief Financial Officer. From April 2006 to February 2007, Mr. Meier was Advanced Medical Optics’ Executive Vice President, Operations; President, Global Eye Care; and Chief Financial Officer. From February 2004 to April 2006, he was Advanced Medical Optics’ Executive Vice President of Operations and Finance and Chief Financial Officer, and from April 2002 to February 2004, Mr. Meier was Corporate Vice President and Chief Financial Officer. Prior to joining Advanced Medical Optics, Mr. Meier was the Executive Vice President and Chief Financial Officer of Valeant Pharmaceuticals, Inc., from October 1999, and Senior Vice President & Treasurer from May 1998 to October 1999. Before joining Valeant Pharmaceuticals, Mr. Meier was an executive with the investment banking firm of Schroder & Co. Inc. in New York, from 1996. Prior to Mr. Meier’s experience at Schroder & Co., he held various financial and banking positions at Salomon Smith Barney, Manufacturers Hanover Corporation, Australian Capital Equity, and Greyhound Lines, Inc.

The Board has nominated Mr. Meier for his extensive experience in finance and accounting, capital markets, managing large organizations in the healthcare field and information technology.

William D. Young joined our Board in September 2010. Mr. Young is a partner with Clarus Ventures, a life science venture capital firm that he joined in March 2010. Mr. Young was appointed Chairman of the Board of Biogen Idec in January 2010 and began serving as a Director of IDEC Pharmaceuticals in 1997. From 1999 to October 2009, Mr. Young was Chairman and Chief Executive Officer for Monogram Biosciences, Inc., a life sciences company engaged in the development of molecular diagnostic products until its acquisition by LABCorp, Inc. in October 2009. From 1997 to 1999, Mr. Young served as Chief Operating Officer of Genentech, Inc. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and became Vice President in 1983. He was promoted to various positions and, in 1997 became Chief Operating Officer, taking on responsibility for all development, operations and sales and marketing activities. Prior to joining Genentech, Inc., Mr. Young was with Eli Lilly & Co. for 14 years. Mr. Young holds a B.S. in Chemical Engineering and an Honorary Doctorate in Engineering from Purdue University and a M.B.A. from Indiana University. He is also a Director of Theravance, Inc. and Executive Chairman of NanoString Technologies, and a Director of Tandem Diagnostics, Inc. Mr. Young was elected to the National Academy of Engineering in 1993 for his contributions to biotechnology.

The Board has nominated Mr. Young for his extensive experience in senior positions managing life science companies engaged in the development, manufacture, and commercialization of biotech drugs and molecular diagnostics.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of our Board and our Standards of Business Conduct and Ethics described below may be found on our website at www.bmrn.com in the Investors section under “Corporate Governance.” Alternatively, you can request a copy of any of these documents free of charge by writing to: G. Eric Davis, the Company’s Senior Vice President, General Counsel and Secretary, c/o BioMarin Pharmaceutical Inc. 105 Digital Drive, Novato, California 94949.

Independence of the Board of Directors

The Board has affirmatively determined that all of the nominees other than Mr. Bienaimé are independent Directors within the meaning of the applicable NASDAQ listing standards and relevant securities and other laws and regulations regarding the definition of “independent” (the “Independent Directors”). There are no family relationships between any director and any of our executive officers.

Board Leadership Structure

The Board reviews its leadership structure periodically as part of its annual self-assessment process. In addition, the Board continues to monitor developments in corporate governance as well as the approaches the Company’s competitors undertake. Currently, the Board believes that having an Independent Director serve as Chairman of the Board is in the best interest of stockholders at this time as it allows a greater role for the Independent Directors in the oversight of the Company and active participation of the Independent Directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board believes that having an Independent Director serve as Chairman helps to ensure independence in the Board’s oversight of the Company’s risk management, but that otherwise its administration of its risk oversight function has not affected the Board’s leadership structure.

Role of the Board in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, particularly the Audit Committee and Corporate Governance and Nominating Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Meetings of the Board of Directors

Our Board manages our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2010, the Board held seven meetings and took action by unanimous written consent on three occasions. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees, on which he or she served, held during the period for which he or she was a director or committee member. Applicable NASDAQ listing standards require that the independent directors meet from time to time in executive session. In fiscal 2010, our Independent Directors met in regularly scheduled executive sessions at which only Independent Directors were present. It is our policy to request that all Board members attend the annual meeting of stockholders. However, we also recognize that personal attendance by all directors is not always possible. All of the directors serving at the time of the 2010 Annual Meeting of Stockholders attended such meeting.

Information Regarding Committees of the Board of Directors

The Board has a number of committees that perform certain functions for the Board. The current committees of the Board are the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committee (the “CGN Committee”). Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58) of the Exchange Act. The Audit Committee of the Board was established by the Board to oversee the Company’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualification, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee also recommends to the Board the appointment of our independent registered public accounting firm.

The Audit Committee is currently composed of four directors: Mr. Meier, Chairman, Mr. Bate, Dr. Heron and Dr. Lawlis. Previously, Mr. Joseph Klein served as Chairman of the Audit Committee until his resignation on March 19, 2010. Mr. Meier was appointed as Chairman of the Audit Committee following Mr. Klein’s resignation. In 2010, the Audit Committee met twelve times. The Audit Committee is governed by a written charter adopted by the Board, which was last amended in March 2011. The Audit Committee charter can be found on our website at www.bmrn.com in the Investors section under “Corporate Governance.” Information on our website is not incorporated by reference in this proxy statement. The charter of the Audit Committee grants the Audit Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Audit Committee considers necessary or appropriate in the performance of its duties.

As required by its charter, the Audit Committee conducts a self evaluation at least annually. The Audit Committee also periodically reviews and assesses the adequacy of its charter, including the Audit Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in NASDAQ Listing Rules 5605(c)(2)(A)(i) and (ii)). The Board has determined that Mr. Meier qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Meier’s level of knowledge and experience based on a number of factors, including his experience as the Chief Financial Officer of several public companies and his finance and investment banking experiences. In making that determination, the Board relied on the past business experience of Mr. Meier. Please see the description of the business experience for Mr. Meier under the section entitled “Nominees for Director.”

REPORT OF THE AUDIT COMMITTEE(1)

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2010, the Audit Committee met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”). Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year end December 31, 2010 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with KPMG. In addition, the Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG the independence of KPMG from the Company and its management. The Audit Committee has also concluded that the provision of the non-audit services to the Company in fiscal year 2010 was compatible with KPMG’s independence. Based on the foregoing, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee and the Board also have recommended the selection of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Respectfully submitted on March 2, 2011 by the members of the Audit Committee of the Board:

Richard A. Meier

Kenneth Bate

Elaine J. Heron, Ph.D.

V. Bryan Lawlis

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BioMarin under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs. Among other things, the Compensation Committee:

•

reviews, and recommends to the Board for approval, the compensation (i.e., salary, bonus, and stock-based compensation grants) and other terms of employment or service of our Chief Executive Officer and Independent Directors;

•	reviews and approves compensation and other terms of employment or service of our other executive officers and other officers reporting to our Chief Executive Officer;

•	reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other SEC filings;

•	approves the goals and performance requirements, thresholds, and maximum funding for our annual bonus program; and

•	administers our 2006 Share Incentive Plan, our Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) and our Amended and Restated 2006 Employee Stock Purchase Plan.

The Compensation Committee is currently composed of three directors: Dr. Lewis, Chairman, Mr. Grey and Dr. Lawlis. The Board has determined that all members of the Company’s Compensation Committee are independent (as independence is currently defined in NASDAQ Listing Rule 5605(a)(2)). During 2010, the Compensation Committee met seven times.

The Compensation Committee has adopted a written charter that can be found on our website at www.bmrn.com in the Investors section under “Corporate Governance.” Information on our website is not incorporated by reference in this proxy statement. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Information regarding consultants engaged by the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.

As required by its charter, the Compensation Committee conducts a self evaluation at least annually. The Compensation Committee also periodically reviews and assesses the adequacy of its charter, including the Compensation Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for 2010 and for certain elements of compensation for 2011 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Processes and Procedures

The implementation of our compensation philosophy is carried out under the supervision of the Compensation Committee. Typically, the Compensation Committee meets at least six times per year. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer, the head of Human Resources, our General Counsel and the Compensation Committee’s independent advisor, Radford Surveys Consulting (“Radford”), an Aon Consulting Company. The Compensation Committee meets regularly in executive session. Mr. Bienaimé, our Chief Executive Officer, Mr. Davis, our

Senior Vice President, General Counsel and Secretary, and Mr. Wood, our Vice President, Human Resources, in addition to the Compensation Committee’s independent advisor, regularly attend portions of the Compensation Committee meetings for the purpose of providing analysis, information, and management’s recommendations on various human resources and compensation matters. These officers generally do not participate in the executive sessions of the Compensation Committee.

Throughout 2010 and continuing through the date of this proxy statement, the Compensation Committee engaged Radford as an independent advisor to the Compensation Committee. Radford conducted analysis and provided advice on, among other things, the appropriate peer group, executive compensation for our Chief Executive Officer and other executive officers, equity compensation, and compensation trends in the biotechnology industry. Radford reports directly to the Compensation Committee, which retains sole authority to direct the work and employ Radford. As part of its analysis, Radford collects and analyzes compensation information from a comparative group of biotechnology companies or peer group approved by the Compensation Committee. The Compensation Committee evaluates the criteria used in establishing the peer group at least annually to ensure that it appropriately represents the companies competing with us to attract and retain talent. The Compensation Committee seeks input from management in addition to the Compensation Committee’s independent advisor to ensure the group is consistent with our current business model. The peer group used for 2010 is discussed in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of the Company or any of our subsidiaries. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. During 2010, no members of our Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

Corporate Governance and Nominating Committee

The CGN Committee is responsible for overseeing the selection of qualified candidates to serve as members of the Board and guiding our corporate governance philosophy and practices. To that end, the CGN Committee is responsible for identifying individuals to fill vacancies on the Board, recommending nominees to be voted upon at the annual meeting of stockholders, recommending to the Board appointees to serve on committees of the Board, and overseeing the development and implementation of BioMarin’s corporate governance policies and our Standards of Business Conduct and Ethics. A detailed discussion of the CGN Committee’s procedures for recommending candidates for election as a director appears below under the section entitled “Procedures of the Corporate Governance and Nominating Committee.”

The CGN Committee is also responsible for, without limitation, the following relating to the oversight of policies:

•	adopting of corporate governance guidelines;

•	establishing written charters for each Board committee and recommending changes to those charters from time to time when it deems appropriate;

•	reviewing and approving related party transactions with our directors, executive officers and 5% stockholders;

•	maintaining independence standards for each independent Board member;

•	requiring executive sessions of Board meetings without management present;

•	mandating execution of a standard of business ethics for every employee and Board member;

•	implementing, in conjunction with the Audit Committee, the independent audit function, and

•

establishing a toll-free telephone number for employees to anonymously report complaints relating to financial fraud, environmental hazards, illegal or unfair employment practices, and unethical behavior.

The members of the CGN Committee are Dr. Heron, Chairman, Mr. Grey and Mr. Young. Previously, Mr. Klein served on the CGN Committee until his resignation on March 19, 2010, upon which Mr. Grey was appointed to replace him. The CGN Committee met five times during 2010.

The CGN Committee has adopted a written charter that can be found in the Corporate Governance section of the Investors section of the Company’s website at www.bmrn.com. The Company’s Corporate Governance Guidelines can also be found on our website at www.bmrn.com in the Investors section under “Corporate Governance.” Information on our website is not incorporated by reference in this proxy statement. The charter of the CGN Committee grants the CGN Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the CGN Committee considers necessary or appropriate in the performance of its duties.

As required by its charter, the CGN Committee conducts a self evaluation at least annually. The CGN Committee also periodically reviews and assesses the adequacy of its charter, including the CGN Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

Procedures of the Corporate Governance and Nominating Committee

The CGN Committee is responsible for overseeing the selection of qualified candidates to serve as members of the Board and guiding our corporate governance philosophy and practices. The CGN Committee is composed of three directors, each of whom is “independent” under the listing qualifications of NASDAQ. The CGN Committee operates according to a charter that complies with the guidelines established by NASDAQ.

In connection with nominating directors for election at the annual meeting and periodically throughout the year, the CGN Committee considers the composition of the Board and each Committee of the Board to evaluate its effectiveness and whether or not changes should be considered to either the Board or any of the Committees. In support of this process, the Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes that it should be comprised of persons with skills in areas such as:

•	leadership of large complex organizations, particularly in related industries;

•	sales and marketing of biotechnology and pharmaceutical products;

•	manufacturing of biotech and small molecule drug products;

•	managing and conducting clinical trials and drug regulatory process;

•	medicine;

•	finance and accounting;

•	capital markets;

•	business development;

•	legal and intellectual property;

•	research and development of drug products; and

•	information technology.

As part of its periodic self-assessment process, the CGN Committee has implemented a process that involves the entire Board to annually determine the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the Company over both the short- and longer-term. The CGN Committee considers the skill areas currently represented on the Board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its functions in determining director nominations and whether to consider adding new directors.

Once the CGN Committee and the Board determine that it is appropriate to add a new director, either as a replacement or as a new position, the CGN Committee uses a flexible set of procedures in selecting individual director candidates. It utilizes general guidelines that allow it to adjust the process to best satisfy the objectives it is attempting to accomplish in any director search. The first step in the general process is to identify the type of candidate the CGN Committee may desire for a particular opening, including establishing the specific target skill areas, experiences and backgrounds that are to be the focus of a director search. Once identified, the CGN Committee looks to, in the CGN Committee’s judgment, the best method of finding a candidate who satisfies the specified criteria. The CGN Committee may consider candidates recommended by management, by other members of the CGN Committee, by the Board, by stockholders, or it may engage a third party to conduct a search for possible candidates. In considering candidates submitted by stockholders, the CGN Committee will take into consideration the needs of the Board and the qualifications of the candidate.

In order for a stockholder to have a candidate considered by the CGN Committee, a stockholder should submit a written recommendation that includes: (i) the name and record address of the stockholder (and beneficial owner, if any, on whose behalf the nomination is made) and evidence of the stockholder’s and beneficial owner’s ownership of Company stock, including the number of shares owned and the length of time of ownership; (ii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and/or such beneficial owner and affiliates or others acting together; (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and/or such beneficial owners; (iv) a representation that the stockholder and/or any beneficial owner intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (v) whether the stockholder or any beneficial owner intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. With respect to each person whom the stockholder proposes to nominate for election as a director, the stockholder must include (i) the name, age, business address and residence address of the director candidate, (ii) the candidate’s resume or a listing of his or her qualifications to be a director (including principal occupation or employment), (iii) the class or series and number of shares of stock which are owned beneficially or of record by the candidate, (iv) any other information relating to the candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. The notice must also be accompanied by a written consent of each proposed nominee to being named as a nominee if selected by the CGN Committee and nominated by the Board. Stockholder recommendations should be addressed to the Corporate Governance and Nominating Committee in care of the Secretary of the Company at the address set forth under the section of this proxy statement entitled “Stockholder Communications with the Board of Directors.”

Once candidates are identified, the CGN Committee conducts an evaluation of qualified candidates. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. While the CGN Committee has not established minimum criteria for a candidate, it has established important factors to consider in evaluating a candidate. These factors include: strength of character, mature judgment, business understanding, experience with the pharmaceutical and/or biotechnology industries, availability and level of interest, capacity to devote time to BioMarin Board activities, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board.

If the CGN Committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the Board, and the directors may in turn conduct their own review to the extent they deem appropriate. When the Board has agreed upon a candidate, such candidate is recommended to the stockholders for election at an annual meeting of stockholders or appointed as a director by a vote of the Board as appropriate.

All of the current directors have been recommended by the CGN Committee to the Board for re-election as our directors at the Annual Meeting, and the Board has approved such recommendations.

Chairman of the Board

In 2010, the independent Board members re-appointed Mr. Lapalme as Chairman of the Board. The Chairman of the Board is responsible for:

•	approving Board meeting schedules and meeting agendas;

•	approving Board meeting materials;

•	leading executive sessions of the independent Board members;

•	setting meetings of independent Board members; and

•	being available for consultation with major stockholders.

In 2010, Mr. Lapalme also attended all of the Committee meetings of the Board. In addition, during 2010, Mr. Lapalme completed the Annual Board Room Summit training held annually by Corporate Board Member magazine.

Director and Officer Stock Ownership Guidelines

The Compensation Committee has approved stock ownership guidelines for the directors, our Chief Executive Officer, and Executive or Senior Vice Presidents, which have been approved by the Board. Under these guidelines, executives are expected to use the shares of common stock obtained on the exercise of stock options or the shares of restricted stock received to establish significant level of direct ownership in BioMarin. The guidelines recommend that our directors hold shares equal to the lesser of 10,000 shares of common stock or three times the director’s annual cash retainer amount, our Chief Executive Officer hold shares of the Company with a value equal to at least three times his or her base salary and our Executive or Senior Vice Presidents hold shares of the Company with a value equal to at least two times his or her base salary. All shares of restricted stock held by our officers and directors, whether or not vested, are included in the calculations. To give the officers and directors time to comply with this recommendation, the Compensation Committee determined that our directors and officers should have until June 2013 to comply with these guidelines. As of December 31, 2010, Mr. Bienaimé, our Chief Executive Officer, beneficially held shares equal to 3.8 times his base salary, Drs. Fuchs and Baffi and Mr. Aselage, our Executive Vice Presidents, held shares equal to 2.0, 6.0 and 2.7 times their base salary, respectively, and Mr. Cooper, our Senior Vice President, held shares equal to 2.5 times his base salary. In addition, as of December 31, 2010, all of our directors, other than Messrs. Bate and Young who are not expected to achieve the recommendation until three years after their appointment to the Board, held at least 10,000 shares or three times their respective annual cash retainer amounts. The Compensation Committee believes these stock ownership guidelines are an important tool in aligning the interests of our executives with the long-term interests of our stockholders. Although the guidelines are not mandatory, the Compensation

Committee will consider compliance with the guidelines in setting an officer’s compensation and the CGN Committee will consider compliance with the guidelines when making decisions on nominating directors for re-election.

2010 Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of BioMarin. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Independent Directors receive a combination of annual cash retainers, restricted stock grants, and stock option grants in amounts that correlate to their responsibilities and levels of Board participation, including service on Board committees. Our only employee director, Mr. Bienaimé, receives no separate compensation for his service as a director.

The following table is a summary of the annual cash retainers payable to the Independent Directors, following adjustments made by the Board in May 2010. Each applicable line item is an additional element of compensation.

Director Position	Annual Cash Compensation(1)
All Independent Directors	$50,000
Chairman of the Board	$50,000
Audit Committee Chair	$25,000
Audit Committee (Non-Chair)	$12,000
Compensation Committee Chair	$18,000
Compensation Committee (Non-Chair)	$9,000
Corporate Governance and Nominating Committee Chair	$12,500
Corporate Governance and Nominating Committee (Non-Chair)	$5,000
Liaison to Scientific Advisory Board	$8,000

(1)	The annual cash compensation the Company pays to its Board members, other than Mr. Bienaimé, is based on their positions on the Board or the committees of the Board, and the Company does not compensate the Board members on a per meeting basis. Effective May 2010, the annual cash retainer for all Independent Directors was increased from $40,000 to $50,000; the annual cash retainer for the Chairman of the Board was increased from $30,000 to $50,000; the annual cash retainer for the Compensation Committee Chairman was increased from $15,000 to $18,000; the annual cash retainer for Non-Chair Compensation Committee members was increased from $7,500 to $9,000; and the annual cash retainer for the Chairman of the Corporate Governance and Nominating Committee was increased from $10,000 to $12,500. All other cash retainers for service on a committee of the Board remained unchanged from 2009. The increased cash retainer amounts were earned by the Independent Directors for the second, third and fourth quarters of 2010.

Each Independent Director is automatically granted an initial options grant to purchase 30,000 shares of our common stock on the date that such person first becomes an Independent Director. On the date of our annual meeting of stockholders each re-elected director is granted an additional option to purchase 15,000 shares of common stock and 2,500 restricted stock units (RSUs). The RSUs vest in full on the one-year anniversary of the grant date. The additional option grant for a director who has served for less than a year is prorated to the nearest quarter. The shares of common stock subject to the initial and additional options vest quarterly over one year. These options and RSUs continue to vest only while the director serves on the Board. The exercise price per share of each of these options is 100% of the fair market value of a share of our common stock on the date of the grant of the option. These options have a term of 10 years.

In fiscal year 2010, options to purchase, in the aggregate, 150,000 shares were issued to the Independent Directors and 15,000 RSUs were awarded to the Independent Directors under the 2006 Share Incentive Plan. The following table lists actual compensation paid to each of the directors during 2010 other than Mr. Bienaimé, who is also a Named Executive Officer, as defined below.

Our Board members are eligible to enroll in the Deferred Compensation Plan under which participants may elect to defer all or a portion of their fees and RSU awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years.

Director Compensation in 2010

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Kenneth M. Bate(4)	15,500	—	336,900	352,400
Michael Grey	59,875	53,775	168,450	282,100
Elaine J. Heron, Ph.D.	71,375	53,775	168,450	293,600
Joseph Klein III(5)	—	—	—	—
Pierre Lapalme	101,500	53,775	168,450	323,725
V. Bryan Lawlis, Ph.D.	62,875	53,775	168,450	285,100
Alan J. Lewis, Ph.D.	72,750	53,775	168,450	294,975
Richard A. Meier	69,250	53,775	168,450	291,475
William D. Young(4)	13,750	—	336,900	350,650

(1)	Director fees are generally paid quarterly in arrears within four weeks after the close of a quarter.
(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”) Topic 718. The grant date fair value was $21.51 per share. For assumptions used in determining these values, see Note 18 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
(3)	The amounts in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see Note 18 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
(4)	Messrs. Bate and Young were appointed to the Board in September 2010.
(5)	Mr. Klein resigned from the Board on March 19, 2010.

Stockholder Communication with the Board of Directors

The Board has adopted a process for stockholders and others to send communications to the Board or any director. All such communications should be sent by mail addressed to the Board or any particular director at 105 Digital Drive, Novato, California 94949, c/o G. Eric Davis, the Company’s Senior Vice President, General Counsel and Secretary. All communications received by Mr. Davis will be sent directly to the Board or any particular director.

Standards of Business Conduct and Ethics

The Board has adopted Standards of Business Conduct and Ethics that are applicable to all employees and directors, including our Chief Executive Officer, Chief Financial Officer, other executive officers and senior financial personnel. A copy of our Standards of Business Conduct and Ethics is available on our website at www.bmrn.com in the Investors section under “Corporate Governance.” Information on our website is not incorporated by reference in this Proxy Statement. If the Company makes any substantive amendments to the Standards of Business Conduct and Ethics or grants any waiver from a provision of the Standards of Business Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Standards of Business Conduct and Ethics by disclosing such information also on its website.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the Company’s stockholders are now entitled to vote to approve, on an advisory basis (non-binding), the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC rules (commonly known as the “say-on-pay” vote). This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in these disclosures, the Company believes that its compensation philosophy is to provide competitive overall compensation that attracts and retains top performers. To achieve these goals, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available employees;

•

provide a mix of compensation that offers (i) a meaningful base compensation, with a potential to earn additional amounts based on achievement of defined corporate goals, which are generally expected to be achieved within 12 months, and (ii) the opportunity to share in the long-term growth of our company through equity compensation; and

•	reward exceptional performance by individual employees.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Disclosure and Analysis, compensation tables and narrative discussion and any related material.”

The Compensation Discussion and Analysis section of this Proxy Statement contains more details on the Company’s executive compensation and we urge you to read it carefully before casting your vote on this proposal. Because the vote is advisory, it is not binding on the Company, the Board or the Compensation Committee of the Board. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management, and the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements and the Company’s executive compensation principles, policies and procedures.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL THREE: ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY

STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable the Company’s stockholders to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statements (commonly known as the “say-on-frequency” vote). Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.

Based on the Board’s current review of the benefits and consequences of each alternative, the Board has determined that an annual advisory vote on executive compensation is the best approach for the Company. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow stockholders to provide direct and timely input on the Company’s compensation philosophy, policies and practices. Additionally, an annual advisory vote on executive compensation is consistent with the Company’s policy of seeking input from, and engaging in discussions with, its stockholders on executive compensation and corporate governance matters. However, because the SEC rules governing the say-on-pay and say-on-frequency votes are newly adopted, the Company will continue to monitor the developments in executive compensation practices and to evaluate the appropriateness and effectiveness of seeking a say-on-frequency vote every year, and the Company may change its recommendation on the desired frequency in the future.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency on the compensation of the Company’s named executive officers by voting for once every one, two or three years or abstaining from voting in response to the resolution below:

“RESOLVED, that the alternative of soliciting advisory stockholder approval of the compensation of the Company’s named executive officers once every one, two or three calendar years that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting shall be considered the frequency preferred by the stockholders.”

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory (non-binding) basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by the stockholders.

The Board and the Compensation Committee value the opinions of the stockholders in this matter, and the Board intends to seek advisory approval of the compensation of the Company’s named executive officers in the future at the same frequency as the alternative that receives the most stockholder support, even if that alternative does not receive the support of a majority of the shares present and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF ONE YEAR ON PROPOSAL 3.

PROPOSAL FOUR: RATIFICATION OF SELECTION OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR BIOMARIN

The Board has selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG has served as our independent registered public accounting firm since June 11, 2002. Representatives of KPMG plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

Independent Registered Public Accounting Firm

The following is a summary of the fees and services provided by KPMG to the Company for fiscal years 2010 and 2009.

Description of Services Provided by KPMG LLP	Year Ended December 31, 2010	Year Ended December 31, 2009
Audit Fees:	$1,034,751	$987,440
Audit Related Fees: These services relate to assurance and related services reasonably related to the performance of the audit or review of financial statements not included in Audit Fees above.	none	none
Tax Compliance Fees: These services relate to the preparation of federal, state and foreign tax returns and other filings.	none	none
Tax Consulting and Advisory Services: These services primarily relate to the area of tax strategy and minimizing Federal, state, local and foreign taxes.	none	none
All Other Fees:	none	$38,098	(1)

(1)	Reflects fees paid to KPMG for non-audit services performed in 2009 for an internal control review over our Enterprise Resource Planning System implementation.

As provided in the Audit Committee charter, the Audit Committee pre-approves all of the services provided by its independent registered public accounting firm. All of the above services and estimates of the expected fees were reviewed and approved by the Audit Committee before the respective services were rendered.

The Audit Committee has considered the nature and amount of the fees billed by KPMG and believes that the provision of the non-audit services is compatible with maintaining KPMG’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

OTHER INFORMATION RELATED TO BIOMARIN, THE DIRECTORS

AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2011 as to: (i) each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock; (ii) each of our directors; (iii) each of our Named Executive Officers, as defined below; and (iv) all of the directors and current executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The information with respect to each person specified was supplied or confirmed by such person or based upon statements filed with the SEC. Except as otherwise indicated, the mailing address for each stockholder in the table below is c/o BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, California 94949.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares Subject To Options(1)	Percentage of Common Stock(2)
FMR LLC(3)	14,201,385	—	13%
PRIMECAP Management Company(4)	9,146,388	—	8%
T.Rowe Price Associates, Inc.(5)	7,335,530	—	7%
Blackrock, Inc.(6)	6,300,148	—	6%
Columbia Wanger Asset Management LLC(7)	6,117,141	—	6%
Kenneth M. Bate	15,000	15,000	*
Michael Grey	90,000	78,750	*
Elaine J. Heron, Ph.D.	151,250	116,250	*
Pierre Lapalme	141,500	123,750	*
V. Bryan Lawlis, Ph.D.	76,250	71,250	*
Alan J. Lewis, Ph.D.	103,750	86,250	*
Richard A. Meier	89,000	78,750	*
William D. Young	15,000	15,000	*
Jean-Jacques Bienaimé	1,598,617	1,571,992	1%
Stephen Aselage	272,013	262,332	*
Jeffrey H. Cooper	212,013	199,603	*
Robert Baffi, Ph.D.	413,448	363,185	*
Henry J. Fuchs, M.D., Ph.D	92,958	87,958	*
All current executive officers and directors as a group (15 persons)(8)	3,539,345	3,321,797	3%

*	Represents less than 1% of BioMarin’s outstanding common stock.
(1)	The “Number of Shares Subject to Options” enumerates for each 5% stockholder, director and Named Executive Officer and for all executive officers and directors in the aggregate, the shares of common stock subject to options exercisable within 60 days following March 1, 2011. These shares are included in the amounts shown in the “Number of Shares Beneficially Owned” column.
(2)	The “Percentage of Common Stock” column is based on 110,793,090 shares of common stock outstanding on March 1, 2011. Shares of common stock subject to options that are exercisable within 60 days following March 1, 2011 are deemed outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)

Information based upon statements filed on Schedule 13G/A with the SEC on February 14, 2011. The mailing address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of

13,524,950 shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, has sole power to dispose of the 13,524,950 shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by Fidelity, which power resides with the Fidelity fund’s Board of Trustees.

(4)	Information is based upon statements filed on Schedule 13G/A with the SEC on February 14, 2011. The mailing address for PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, CA 91101.
(5)	Information based upon statements filed on Schedule 13G/A with the SEC on February 10, 2011. The mailing address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(6)	Information based upon statements filed on Schedule 13G with the SEC on February 2, 2011. The mailing address for Blackrock Inc. is 40 East 52nd Street, New York, NY 10022.
(7)	Information based upon statements filed on Schedule 13G/A with the SEC on February 10, 2011. The mailing address for Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(8)	Does not reflect 48,405 shares beneficially owned by Brian R. Mueller who was appointed an executive officer on March 2, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in the ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) filings they make.

To the best of our knowledge, except as noted below and based solely on a review of the copies of such reports furnished to us or written representation that no other reports were required, during the fiscal year ended December 31, 2010, all officers, directors, and greater than 10% stockholders complied with all Section 16(a) filing requirements, except that one report was inadvertently filed late for each of Messrs. Bienaimé, Cooper, Baffi and Aselage relating to the annual vesting of shares from an RSU that was granted to each of the officers on May 8, 2008. The Form 4 reporting the original RSU grant was timely filed with the SEC, but the Form 4 reporting the annual vesting of the RSUs was filed late on June 8, 2010.

Executive Officers

The following table sets forth certain information concerning our executive officers as of March 25, 2010.

Name	Age	Position with BioMarin
Jean-Jacques Bienaimé	57	Chief Executive Officer
Henry J. Fuchs, M.D., Ph.D.	53	Executive Vice President and Chief Medical Officer
Stephen Aselage	59	Executive Vice President and Chief Business Officer
Robert A. Baffi, Ph.D.	56	Executive Vice President, Technical Operations
Jeffrey H. Cooper	55	Senior Vice President, Chief Financial Officer
G. Eric Davis	40	Senior Vice President, General Counsel and Secretary
Brian R. Mueller	37	Vice President, Controller and Chief Accounting Officer
Mark Wood	44	Vice President, Human Resources

There are no family relationships between any of our directors and any of our executive officers.

Stephen J. Aselage joined BioMarin in July 2005 and serves as our Executive Vice President and Chief Business Officer. From June 2005 to December 2009, Mr. Aselage served as Senior Vice President, Global Commercial Development. From February 2004 to June 2005, Mr. Aselage served as Executive Vice President of Global Commercial Operations at Cell Therapeutics, a biotechnology company focused on cancer therapeutics. From September 2003 to January 2004, Mr. Aselage served as Senior Vice President of North American Sales and Marketing for Genzyme Corporation following Genzyme’s acquisition of Sangstat Medical Corporation where he had worked since February 1999. While at Sangstat, Mr. Aselage restructured the company’s sales, marketing and medical affairs groups. From 1996 through 1999, Mr. Aselage served as Director of Sales and Marketing at Advanced Tissue Sciences. Earlier in his career, Mr. Aselage held a variety of sales and sales management positions at biotechnology and pharmaceutical companies including Rhône-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), Genentech, Inc., and Bristol Laboratories. Mr. Aselage holds a B.S. in biology from the University of Notre Dame.

Robert A. Baffi, Ph.D., joined BioMarin in May 2000 and currently serves as our Executive Vice President of Technical Operations, responsible for overseeing manufacturing, process development, quality, compliance and analytical chemistry departments. From 2000 to December 2009, Dr. Baffi serviced as Senior Vice President of Technical Operations. From 1986 to 2000, Dr. Baffi served in a number of positions with increasingly responsibility at Genentech, Inc., primarily in the functional area of quality control. Prior to joining Genentech, Dr. Baffi worked for Cooper BioMedical as a research scientist and at Becton Dickson Research Center as a post-doctoral fellow. Dr. Baffi has contributed to more than 20 regulatory submissions for product approval in the United States and Europe and to more than 50 regulatory submissions for investigational new drug testing. Dr. Baffi received a Ph.D., M. Phil and a B.S. in biochemistry from the City University of New York and an M.B.A. from Regis University.

Jeffrey H. Cooper, C.P.A. (inactive), joined BioMarin in October 2003 as Vice President, Corporate Controller and currently serves as our Senior Vice President and Chief Financial Officer. Prior to joining BioMarin, Mr. Cooper served as Vice President of Finance at Matrix Pharmaceutical, where he worked since June 1998. In his career, he held numerous finance-related positions within the health care and pharmaceutical industries, including corporate controller at Foundation Health Systems and director of business analysis at Syntex Corporation, a company he worked for from 1983 to 1995. Mr. Cooper, a certified public accountant (inactive status), earned a B.A. in economics from the University of California, Los Angeles, and an M.B.A. from Santa Clara University.

G. Eric Davis joined BioMarin in March 2004, and currently serves as our Senior Vice President, General Counsel and Secretary. From 2004 to December 2005, Mr. Davis served as our Vice President, General Counsel and Secretary. From 2000 to 2004, Mr. Davis worked in the San Francisco office of Paul, Hastings, Janofsky & Walker LLP, where he served on the firm’s national securities practice committee. Mr. Davis has represented public and private companies and venture capital and investment banking firms in a wide range of corporate and securities matters, mergers and acquisitions, strategic alliance matters, and intellectual property-related business transactions. His experience involves a variety of industries, including biotechnology and life sciences. Mr. Davis received a B.A. in political economy from the University of California, Berkeley, and a J.D. from the University of San Francisco School of Law.

Henry J. Fuchs, M.D., joined BioMarin in March 2009, and currently serves as our Executive Vice President and Chief Medical Officer. From March 2009 to December 2009, Dr. Fuchs served as our Senior Vice President and Chief Medical Officer. From September 2005 until December 2008, Dr. Fuchs served as Executive Vice President and Chief Medical Officer for Onyx Pharmaceuticals, a biopharmaceutical company. Dr. Fuchs was Chief Executive Officer of IntraBiotics, a biotechnology company. He originally joined IntraBiotics in 1996 as Vice President of Clinical Affairs before assuming the role of President and Chief Operating Officer in 2001. From 1987 to 1996, Dr. Fuchs was employed by Genentech where he held a number of positions with increasing responsibility. While there he led the clinical team that played an integral role in the approval of Herceptin, a breast cancer treatment, as well as Pulmozyme, a therapeutic for cystic fibrosis. Dr. Fuchs earned an M.D. from George Washington University and a B.A. in biochemical sciences from Harvard College. Dr. Fuchs serves on the board of Ardea Biosciences.

Brian R. Mueller joined BioMarin in December 2002 and has served as BioMarin’s Vice President, Corporate Controller since March 2009. In March 2011, Mr. Mueller was appointed to serve as BioMarin’s Chief Accounting Officer. From July 2007 to March 2009, Mr. Mueller served as Senior Director, Corporate Controller and from January 2006 until July 2007, Mr. Mueller served as Director, Corporate Controller. Prior to joining BioMarin in 2002, Mr. Mueller worked for KPMG as a senior manager in the firm’s audit practice. Mr. Mueller joined KPMG in June 2002 after spending seven years with Arthur Andersen LLP in the firm’s audit and business advisory services practice. Mr. Mueller received a B.S. in Accountancy from Northern Illinois University in DeKalb, Illinois, and is a member of the American Institute of Certified Public Accountants.

Mark Wood joined BioMarin in May 2004 as Senior Director, Human Resources and was appointed to his current position as Vice President of Human Resources in June 2006. From June 2002 to May 2004, Mr. Wood was the sole proprietor of a human resources consulting practice assisting clients in the areas of compensation, leadership development, organizational effectiveness, and general human resources matters. From September 1999 to June 2002, Mr. Wood served as Vice President of Human Resources & Administration at AG Consulting, a global professional services firm that he joined in October 1998. Prior to joining AG Consulting, Mr. Wood was the manager of compensation and quantitative analysis at Genentech from 1993 to 1998 and held a variety of human resources positions at Wells Fargo Bank from 1991 to 1993. Mr. Wood holds a Master’s degree in Industrial and Labor Relations from Cornell University and a Bachelor’s degree in Psychology and Management from the State University of New York at Buffalo.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our Named Executive Officers (whom we refer to in this discussion as our NEOs) and places in perspective the data presented in the tables and other quantitative information that follows this section.

Compensation Objectives and Philosophy

We believe that being able to attract and retain superior employees at all levels of the organization is a key to the success of our business and creating long-term stockholder value, and it therefore is a primary goal of our compensation program. We recognize that highly qualified executives and other skilled professionals have many career opportunities and that their choices to pursue their careers with us may rest in part upon the compensation we offer. Accordingly, our compensation philosophy is to provide competitive overall compensation that attracts and retains top performers. To achieve these goals, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available employees;

•

provide a mix of compensation that offers (i) a meaningful base compensation, with a potential to earn additional amounts based on achievement of defined corporate goals, which are generally expected to be achieved within 12 months, and (ii) the opportunity to share in the long-term growth of our company through equity compensation; and

•	reward exceptional performance by individual employees.

The market for talented individuals in the biotechnology industry is very competitive nationally, and particularly in the San Francisco Bay Area. While we consider peer groups, as discussed below, and receive advice from an independent compensation consultant, no single factor is determinative in setting compensation structure or allocating among elements of compensation. To ensure that we are appropriately compensating our employees and that we have appropriate human resources to execute on our business plans, our Compensation Committee and our Board consider a wide variety of information and use their judgment in making compensation decisions. In order to ensure that our compensation is competitive, our Compensation Committee has adopted a goal to target typical base salaries at the 50th percentile and total compensation at the 75th percentile of our peer group, although individuals may be paid above or below these levels based on their experience, performance, position requirements and/or future contribution to the business.

In reviewing our 2010 performance and its impact on salary increases, the Compensation Committee considered our financial performance, including the total net product revenue growth of 17%. In addition, the Compensation Committee considered the accomplishments related to our product pipeline, including the continued development of GALNS and PEG-PAL, and the acquisition, integration and continued development of BMN-701 and BMRN-673, which allowed for the initiation of a Phase 1 trial of both programs early in 2011. The Compensation Committee also noted the challenges associated with the Firdapse launch and the continued challenges affecting the broad economy and our industry, which generally indicated a more modest increase in compensation similar to that of 2009 was appropriate.

Our Compensation Committee

Our Compensation Committee is composed entirely of Independent Directors, within the meaning of NASDAQ Listing Rule 5605(a)(2). Our Compensation Committee is responsible for setting our general compensation policy, plans, and programs. The duties of the Compensation Committee include:

•	recommending to the full Board the compensation of the Chief Executive Officer and Independent Directors;

•	setting the compensation, both the specific elements (i.e., salary, bonus, and equity grants) and amount, of the other executive officers;

•	approving the peer group for executive and director compensation benchmarking;

•	approving the goals and performance requirements, thresholds, and maximum funding for our annual bonus program;

•	administering our 2006 Share Incentive Plan and our Non-Qualified Deferred Compensation Plan; and

•	consulting with outside experts in the review and analysis of executive and Director compensation.

These responsibilities are detailed in the charter of the Compensation Committee. The full text of the Compensation Committee Charter can be found on our website at www.bmrn.com in the Investors section under “Corporate Governance.” The composition of the Compensation Committee is determined by our Board, after a recommendation by the CGN Committee.

Compensation Process

The implementation of our compensation philosophy is carried out under the supervision of the Compensation Committee. The compensation for our Chief Executive Officer, Mr. Bienaimé (whom we may also refer to in this discussion as the CEO), is approved by our Board, after the Compensation Committee provides its analysis and recommendation. The Compensation Committee has direct responsibility for establishing the compensation for the direct reports to the CEO, including all of our executive officers. To assist the Compensation Committee, the CEO and the Vice President of Human Resources make recommendations to the Compensation Committee as to specific elements (i.e., salary, bonus and equity grants) of compensation. Management, under the guidelines and policies established by the Compensation Committee, makes decisions on all aspects of compensation for non-executive officer employees.

Mr. Bienaimé, our CEO, Mr. Davis, our Senior Vice President, General Counsel and Secretary, and Mr. Wood, our Vice President, Human Resources, in addition to the Compensation Committee’s independent advisor, regularly attend portions of the Compensation Committee meetings for the purpose of providing analysis, information, and management’s recommendations on various human resources and compensation matters. The members of management generally do not participate in the executive sessions of the Compensation Committee unless invited by the Compensation Committee to provide specific information during closed session.

Throughout 2010 and continuing through the date of this proxy statement, the Compensation Committee engaged Radford Surveys Consulting (“Radford”), an Aon Consulting Company, as an independent advisor to the Compensation Committee. Radford conducted analysis and provided advice on, among other things, the appropriate peer group, executive compensation for the CEO and other executive officers, equity compensation, and compensation trends in the biotechnology industry. Radford reports directly to the Compensation Committee, which retains sole authority to direct the work and employ Radford. As part of its analysis, Radford collects and analyzes compensation information from a comparative group of biotechnology companies, or peer group, approved by the Compensation Committee. The Compensation Committee evaluates the criteria used in establishing the peer group at least annually to ensure that it appropriately represents the companies competing with us to attract and retain talent. The Compensation Committee seeks input from management in addition to the Compensation Committee’s independent advisor to ensure the group is consistent with our current business model.

The list of companies in the peer group is approved based on various factors including size, market capitalization, stage of development, product revenue, and product focus. During 2010, we used a peer group that included biotechnology companies with a market capitalization between $500 Million and $5 billion and expected revenues from product sales in 2010 between $100 million and $1.2 billion. Based on these criteria, the peer group included in the 2010 analysis by Radford was composed of the following companies: Alexion Pharmaceuticals; Alkermes, Inc.; Amylin Pharmaceuticals, Inc.; Auxilium Pharmaceuticals; Cephalon Inc.; Cubist Pharmaceuticals; Endo Pharmaceuticals; Genomic Health; Human Genome Sciences; ISIS Pharmaceuticals; Myriad Genetics; Onyx Pharmaceuticals; OSI Pharmaceuticals; Regeneron Pharmaceuticals; Shire; United Therapeutics; Vertex Pharmaceuticals; and ViroPharma (the “2010 Peer Group”). The 2010 Peer Group was established so that BioMarin was between the 50th and 60th percentile for both revenue and market cap to ensure that the 2010 Peer Group was sized appropriately. The 2010 Peer Group was used when considering all of the recent compensation decisions. In March 2011, the Compensation Committee performed its annual review of the peer group. Due to our growth, the Compensation Committee determined to adjust the selection parameters to commercial companies with expected revenues from product sales in 2011 of under $2.0 billion, reflecting a mid-sized commercial company. The Compensation Committee expanded the revenue range due to the limited number of fully integrated companies that engage in all significant aspects of research, development and commercialization of biologics and specialty pharmaceutical products in the prior revenue range. In addition, the market capitalization range for the companies fitting this profile was also increased to $12 billion. Based on these criteria, the 2010 Peer Group was amended to remove Cephalon, Genomic Health, Myriad Genetics, ISIS Pharmaceuticals, OSI Pharmaceuticals and Shire and add Salix Pharmaceuticals, Medicis Pharmaceutical Corporation, Talecris Biotherapeutics Holdings Corp., Valeant Pharmaceuticals, Nektar Therapeutics, InterMune, Inc. and Dendreon. This revised peer group will be used in making compensation decisions in 2011.

Elements of Compensation Package

We generally provide three major categories of compensation: base salary, an annual cash bonus, and equity compensation. We believe that the combination of these three elements allows us to attract and retain employees in the very competitive San Francisco Bay Area and national market and to balance the motivation of all of our employees to execute on immediate goals and to remain conscious of our strategic imperatives and long-term goals.

The allocation of the individual components of compensation is based on a number of factors, including competitive market conditions and on classes of employees. Generally, the percentage of compensation at risk, either in the form of cash bonus or equity compensation, increases for more senior employees. Our executive officers have the highest percentage of their total compensation at risk and the highest percentage of total compensation allocated to equity compensation. We believe that this is appropriate as the more senior employees have more influence on whether or not we achieve our strategic imperatives and long-term goals.

The bonus program provides an annual cash bonus, which is based on achievement of corporate goals and individual performance. The details of this program are discussed below.

Generally, we grant substantially all employees equity compensation in the form of stock options. Our option grant practice is described below. Additionally, members of our Board and senior management receive a portion of their equity compensation in the form of restricted stock units. We believe that this is appropriate to increase the stock ownership of our management while limiting the total number of shares issued in our equity compensation program to minimize stockholder dilution.

Additionally, we provide a comprehensive benefits package, including health insurance, dental insurance, life insurance, disability insurance, a 401(k) matching program, and an employee stock purchase plan, which is intended to meet the requirements of Section 423 of the Code. These benefits are generally available to all employees on an equal basis, including our NEOs. The 401(k) matching program matches 100% of an employee’s contribution up to the lesser of 2% of his or her annual salary or $4,000 per year.

Salary Adjustments

We generally review our compensation practices on an annual basis in a process that takes several meetings. The first step in the process is that the Compensation Committee, with the support of management and our independent compensation consultant, reviews trends in the biotechnology compensation practices and reviews and approves the list of peer companies used in the later stages of the process.

Thereafter, management presents the Compensation Committee with recommendations regarding proposed adjustments to compensation elements and a variety of supporting data, including comparative compensation information from the approved peer group. This is presented individually for executive officers, including the NEOs, and based on classes of position for all other employees. Management includes significant supporting data with the presentation. These recommendations are discussed with and without management present and are discussed with the independent compensation consultant. The Compensation Committee then determines what, if any, adjustments to the compensation elements are appropriate for employees other than the CEO.

The Compensation Committee also reviews the market information provided by the independent compensation consultant, considers the CEO’s performance and experience, and makes recommendations for adjustments to the CEO’s compensation. These discussions are conducted in executive sessions without involvement by management. The Compensation Committee then presents the recommendations for the CEO to the Board for consideration and approval. All compensation decisions for the CEO must be approved by the Board. Prior to setting Mr. Bienaimé’s salary increase approved in December 2010, which will be effective in March 2011, the Compensation Committee engaged Radford to perform an independent review of Mr. Bienaimé’s compensation. In addition to the review, the Compensation Committee and the Board considered our several successful business development activities, success in advancing our product pipeline, and our continued revenue growth and determined an increase of 5% was appropriate to ensure that Mr. Bienaimé’s salary remains competitive against the peer group.

In addition, each NEO is also individually evaluated. Because of our budget constraints as we continue to aggressively invest our cash flow from operations into our development programs, and considering the competitive market, the Compensation Committee approved a 5% increase for Dr. Fuchs, Mr. Aselage and Mr. Cooper and a 6% increase for Dr. Baffi, all of which became effective in March 2011. Dr. Baffi’s increase was slightly higher as his previous salary was below the competitive market for his position. All of the increases were generally consistent with the total salary increases provided to our nonexecutive employees.

Cash Bonus

We maintain a company-wide annual cash bonus program. The bonus program is generally based on corporate performance, with adjustments made within a range for individual performance. The corporate performance determines the size of the entire bonus pool and the individual performance determines the actual payout to each employee. The bonus is paid in the first quarter of each year, based on the employee’s performance in the prior year.

The bonus program, including specific objective and quantifiable corporate goals and target payouts by level, is reviewed and approved by the full Board in December at the time the Board considers the budget for the following year. The goals are prepared in an interactive process in which the Compensation Committee works with the CEO and other members of management to develop corporate performance goals that are set at levels that the Compensation Committee believes management can reasonably achieve if we, as a whole, execute on our business plan. The corporate goals are designed to enhance long-term stockholder value by providing a foundation that will enable us to realize our long-term strategic plan. In setting these goals, the Compensation Committee seeks to provide appropriate short-term incentives to achieve near-term operational goals that directly support our longer-term goals of commercialization of new products and our long-term profitability.

The bonus program has various payout levels depending on our performance against the goals. With respect to financial goals, if the corporate goals relating to financial performance, i.e. net income revenue goals, are achieved, the payout is based on a sliding scale. For example, if we achieve 75% of our financial goal, 75% of the amount attributable to the goal will be funded. The amount funded increases proportionally up to a maximum of 200% of the amount associated with the goal, upon reaching 200% of target. The Board has also set a minimum achievement of 75% of the financial goal in order to fund any bonus amount for the financial performance goal. With respect to development goals (i.e. goals related to clinical and preclinical programs), each goal has three levels of performance, threshold, target and maximum, based on whether we have accomplished the minimum acceptable level of performance (threshold), accomplished the goal (target) or exceeded it (maximum). If we do not attain at least the threshold performance level, there will be no payout attributable to that goal. If we achieve the threshold performance level, then 75% of the amount attributable to that goal will be funded. If we achieve the target goal, then 100% of the amount attributable to that goal will be funded and if we exceed the goal and achieve the maximum performance level is achieved, then 125% of the amount attributable to that goal would be funded. We believe that in order to achieve an overall competitive pay program, including salary as well as incentives, we need to allow for the above target incentives for achieving our goals. We feel that this type of structure motivates executives to challenge their teams to not only meet but exceed goals that add value to our stockholders. In addition, as a commercial company, we are seeking to provide greater pay for performance elements to our plan by tying our compensation plan to specific business outcomes that can increase stockholder value.

We have not disclosed the specific target for each of the development goals as they are based on various strategic elements, each of which is confidential and the Compensation Committee has determined that disclosure of the goals can result in competitive harm to us. However, generally speaking, the specific targets may consist of one or a combination of a number of development milestones, such as initiation or completion of clinical trials, achieving specific enrollment goals, completing filings or other milestones with the U.S. Food and Drug Administration or similar regulatory agencies, achieving manufacturing targets, completing research programs, and similar events. The following table describes the bonus goals for 2010 and our actual performance against those goals:

	2010 Bonus Goals		2010 Results
Goal	Weight	Target (millions)	Actual Result (millions)	Percent Attainment	Pool Contribution
Financial Goals ($ in millions)
Controllable Operating Profit(1)	20%	$55.4	$46.1	83.2%	16.6%
Naglazyme Sales	15%	$192.0	$192.7	100.4%	15.1%
Kuvan Sales(2)	10%	$100.4	$96.7	96.3%	9.6%
Firdapse Sales	5%	$12.8	$6.4	50.0%	0.0%
Development Goals
Clinical Trial of GALNS(3)	10%		Exceeded	125%	12.5%
Clinical Trial of PEG-PAL(4)	10%		Target	100%	10.0%
Pipeline development decisions(5)	5%		Exceeded	125%	6.3%
Firdapse US Development	5%		Target	100%	5.0%
Clinical trial of BMN 195(6)	5%		Exceeded	125%	6.3%
Product manufacturing goal	5%		Exceeded	125%	6.3%
Kuvan Outcomes Study	5%		Minimum Acceptable	75%	3.8%
Preclinical development of BMN 673(6)	5%		Target	100%	5.0%
			TOTAL POOL FUNDING		96%

(1)	Controllable Operating Profit is a non-GAAP measure of profitability that excludes from GAAP net income various items that the Board has determined to be not meaningfully within management’s control. Set forth below is a reconciliation of Controllable Operating Profit to GAAP net income.

Reconciliation of Controllable Operating Profit
2010 Actual ($ in millions)
2010 GAAP Net Income	$205.8
Adjustments:
Stock compensation expense	37.5
Gain from sale of investments	(0.9)
Debt conversion expense	13.7
Tax valuation allowance reversal	(230.6)
Income tax expense	3.3
Net interest (income) expense	6.2
Purchase accounting related to recent acquisitions	6.4
Unplanned operating expenses associated with transactions	4.7

2010 Controllable Operating Profit	$46.1

(2)	Kuvan sales by BioMarin only; excludes revenue from sales by Merck Serono
(3)	GALNS, an enzyme replacement therapy for Mucopolysaccharidosis Type IV or MPS IV A
(4)	PEG-PAL, an investigational enzyme substitution therapy that we are developing as a subcutaneous injection and is intended for those patients with PKU who do not respond to Kuvan
(5)	Internal measurement of development milestones for preclinical programs
(6)	BMN 195, a small molecule utrophin up-regulator, for the treatment of Duchenne muscular dystrophy
(7)	BMN-673, an orally available poly (ADP-ribose) polymerase or PARP inhibitor for the treatment of patients with cancer

As noted in the table above, our 2010 performance against our goals resulted in a calculated bonus pool of 96% of the target bonus pool. As a comparison, in 2008 and 2009, our performance against our goals resulted in a payout in February 2009 and February 2010 of 114% and 110%, respectively, of the target bonus pool. The 2010 target bonus for each NEO expressed as a percentage of base salary is determined by the employee’s position. The target bonus amounts for the NEOs for 2010 bonuses (which were paid in February 2011) were: Mr. Bienaimé, 100% of base salary; Mr. Aselage, 45% of base salary; Drs. Baffi and Fuchs, 40% of base salary; and Mr. Cooper, 35% of base salary. Mr. Bienaimé’s target bonus is at the higher end of the 2010 Peer Group. The Board determined that this higher target is appropriate given Mr. Bienaimé’s extensive experience as the Chief Executive Officer of several biotechnology companies, his demonstrated success in creating stockholder value and advancing our development as a company, and our target of establishing total compensation at the 75th percentile of the market. This structure also supports a commitment to reward the CEO more in the form of performance incentives over fixed salary. For 2010, no changes were made to target bonus amounts for any NEO. The Board meets near the end of each year to review our performance against the prior year’s goals and approve the bonus pool payout. At that time, the Board also approves the specific payout to the CEO, and the Compensation Committee approves the specific payout to the other executive officers. In consultation with individual managers, our management then approves the individual payouts to employees other than the executive officers. Individual payouts from the bonus pool to employees other than executive officers continued to depend on the employee’s position and individual performance. Consistent with prior years, and in recognition of the philosophy of the Compensation Committee and the CEO that our performance is determined in large part by the performance of the executive management acting collaboratively as a team, in December 2010, the Compensation Committee chose not to differentiate performance and approved a 2010 bonus for each executive equal to the executive’s target bonus amounts expressed as a percentage of base salary multiplied by the 96% company-wide funding level. The purpose of this decision is to not only align the individual executive’s performance with our overall performance but to also minimize any personal or individual discretion that comes from setting individual objectives for executives. The specific amount paid to each NEO for 2010 is listed in the Summary Compensation Table below.

Equity Compensation

We grant stock options to virtually all newly hired employees. Additionally, we currently make annual stock option grants to almost all employees, with the only general exception being employees who are performing below expectations or who have not been employed by the Company for six months prior to the annual grant date. New hire grants for non-executives are approved by the CEO, subject to guidelines approved by the Compensation Committee. The guidelines are based primarily on competitive option grant practices in the market where we compete for employees. All other grants are approved by the Compensation Committee or the full Board.

The timing of the annual grant is the date of the annual meeting of stockholders. The Board elected to implement this process so that the options are granted on a predictable day each year and at a time that will tend to minimize the amount of material non-public information in the possession of the Board or the executive officers.

In order to manage total share dilution and to better align the interests of our executives with our stockholders, a portion of the equity awards granted to executive officers are made in the form of restricted stock units. Currently, approximately 25% of the total value of the equity award is made in restricted stock units. We expect that in the future we will continue to evaluate the appropriate employee population to receive restricted stock units.

The equity compensation granted to each employee, including the NEOs, in May 2010 was determined based upon a number of factors. The Compensation Committee gave particular consideration to our performance, and also considered equity grants of the 2010 Peer Group based on a Black-Scholes valuation. For a discussion of assumptions used in calculating the Black-Scholes valuation, see Note 18 to our Financial Statements for the year ended December 31, 2010 included in the 2010 Annual Report. In determining the allocation of options and restricted stock units, the Compensation Committee considered a variety of factors, including the effect on the total number of shares to be issued under the share plan, peer group practices, and the comparative value of options and restricted stock units. Overall, the Compensation Committee sought to grant equity compensation at the 75th percentile of the 2010 Peer Group. This is consistent with the Compensation Committee’s overall goal of targeting total compensation at the 75th percentile. For the NEOs other than Mr. Bienaimé, the considerations in differentiating grants among the NEOs were principally tenure and experience. The Committee also looks at historic grants, retention value and individual contribution and future contribution. For Mr. Bienaimé, the principal considerations were the practices of companies in the 2010 Peer Group and our performance against the 2010 Peer Group.

We have reviewed our historical option grant practices to consider if the options were properly dated. Based on such review, we believe that all options were issued on the date approved by the Board or a properly authorized committee and that the exercise price for each option issued since the date of our initial public offering was the closing price of our common stock on the date of issuance, unless the option grant specifically approved a different price in accordance with the terms of the applicable option plan pursuant to which such option was granted.

Perquisites

We provide our NEOs, along with other officers, a limited number of perquisites. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the company, unless it is generally available on a non-discriminatory basis to all employees.

We provide the following to our NEOs:

•

Reimbursement for Financial and Tax Planning and Preparation Services. We reimburse our executive officers, including our NEOs, for personal financial planning and tax preparation. The benefit is limited to $5,000 annually for our CEO, $3,500 annually for Vice Presidents and Executive or Senior Vice Presidents who report directly to our CEO and $2,500 annually for all other Vice Presidents, and is taxable to the executive. The perquisite is intended to encourage and assist our executives to engage knowledgeable experts to assist with financial and tax planning.

•

Life Insurance. In accordance with the terms of our employment agreement with Mr. Bienaimé dated May 11, 2005 and amended and restated on January 1, 2009, in addition to the life insurance generally provided to all employees, we provide Mr. Bienaimé with a fully paid, whole life insurance policy with a stated death benefit of $500,000 and a term life insurance policy with a death benefit of $1,000,000.

Nonqualified Deferred Compensation

Our NEOs, other members of management, other highly compensated employees and members of the Board are eligible to enroll in our Nonqualified Deferred Compensation Plan under which participants may elect to defer all or a portion of their salary, annual cash bonus and restricted stock awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years. This plan was implemented in 2006 as a financial planning tool for senior employees and allows them to save for retirement in a tax-effective way at minimal cost to us. The Board amended and restated the Nonqualified Deferred Compensation Plan on January 1, 2009 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and related Treasury Regulations. See the Nonqualified Deferred Compensation table below for detailed information regarding the account balances for each NEO.

Post-Employment Obligations

We have employment agreements with most of our executive officers that include severance provisions. Under the terms of the employment agreements, with respect to each NEO with an employment agreement other than Mr. Bienaimé, upon an involuntary termination by us without cause, or a termination by the executive under specific circumstances, such as a relocation more than 50 miles from their previous job location, a substantial reduction in the officer’s duties, status or reporting structure or a decrease in the officer’s base salary, the employment agreements provide for a cash severance payment equal to 100% of his or her annual base salary and target bonus. With respect to Mr. Bienaimé, except for a termination for cause, he is entitled to a cash severance payment equal to 200% of his base salary and continuation of medical insurance benefits for 30 months, depending on the nature of termination, acceleration of all unvested equity awards, and certain other benefits continuation and certain gross up payments to cover certain tax liabilities related to the severance payments.

In addition, pursuant to our Severance Plan, as amended and restated in March 2009 (the “Severance Plan”), immediately upon a change in control, all unvested options held by each of the NEOs, other than Mr. Bienaimé, will immediately vest. The accelerated vesting occurs upon a change in control, whether or not the employee is terminated.

We believe that these provisions enhance retention in the face of the disruptive impact of a pending change in control of us. In addition, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment.

No benefits will be paid to Mr. Bienaimé under his employment agreement if the termination is for cause, for a voluntary resignation (other than as set forth above), or retirement. No benefits will be paid to the other executive officers under the employment agreements if the termination is for cause, for a voluntary resignation (other than as set forth above), retirement or due to death.

Please see Potential Payments Upon Termination or Change in Control below for a more detailed discussion of the severance and change in control provisions in our NEO’s employment contracts.

Accounting and Tax Considerations.

Nonqualified Deferred Compensation—On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A of the Code which changed the tax rules applicable to nonqualified deferred compensation arrangements. While the final Treasury Regulations under Section 409A did not become effective until January 1, 2009, we believe we have operated in good faith compliance with the provisions of Section 409A which became effective on January 1, 2005. A more detailed discussion of our nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation” below.

Accounting for Stock-Based Compensation—Beginning on January 1, 2006, we adopted the provisions of SFAS 123(R), now referred to as FASB ASC Topic 718, which require us to estimate and record an expense for each equity award over the vesting period of the award, and estimate prospective forfeitures. Generally, the Compensation Committee does not make compensation decisions based on the tax or accounting treatment of any particular form of compensation; however, it has considered and approved and may in the future consider the grant of alternative equity incentives to our NEOs in lieu of stock option grants in light of the accounting impact of FASB ASC Topic 718 with respect to stock option grants and other considerations.

Section 162(m)—Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1,000,000 of compensation paid to certain executive officers in a calendar year. Compensation above $1,000,000 may be deducted if it is “performance-based compensation.” The Board and the Compensation Committee regularly consider the impact of Section 162(m) of the Code, regarding the deductibility of compensation to certain executive officers in excess of $1,000,000 but have not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our goals, the Compensation Committee has not adopted a policy that allows all executive compensation to be deductible. To date, exclusive of stock option exercises, there have been a very limited number of executives whose compensation, including salary, bonus and grants of restricted stock units, have exceeded this amount. The Compensation Committee and the Board will continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and may, in the future, consider qualifying our equity compensation plans and/or bonus plans so that compensation payable under those arrangements is fully deductible under Section 162(m).

Director and Officer Stock Ownership Guidelines

In order to preserve the linkage between the interests of executives and those of stockholders, the Compensation Committee and the Board established stock ownership guidelines for our executives. Please see the above section of this proxy statement entitled “Director and Officer Stock Ownership Guidelines” for a more detailed discussion of our stock ownership guidelines.

COMPENSATION COMMITTEE REPORT(2)

The Compensation Committee is responsible for setting general compensation goals and operational guidelines for BioMarin personnel, for recommending the Chief Executive Officer’s and director’s compensation for consideration by the full Board, for setting all elements of the compensation of the other executive officers of BioMarin, and for approving grants of stock options for executive officers of BioMarin. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted on March 21, 2011 by the members of the Compensation Committee of the Board of Directors:

Alan J. Lewis, Ph.D., Chairman

Michael Grey

V. Bryan Lawlis, Ph.D.

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BioMarin under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table discloses compensation paid by us during 2010 to: (i) Jean-Jacques Bienaimé, our Chief Executive Officer; (ii) Jeffrey H. Cooper, our Chief Financial Officer; and (iii) Henry J. Fuchs, M.D., Ph.D., Robert A. Baffi, Ph.D. and Stephen J. Aselage, the three most highly-compensated officers other than the Chief Executive Officer and Chief Financial Officer who were serving as officers at the end of fiscal year 2010 and whose salary and bonus exceeded $100,000. These individuals are referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)		Total
Jean-Jacques Bienaimé	2010	$746,041	$774,360	$3,144,400	$721,536	$24,689	(5)	$5,411,026
Chief Executive Officer	2009	$739,482	$460,480	$1,821,600	$794,962	$29,985	(5)	$3,846,509
	2008	$673,439	$1,157,700	$7,891,080	$769,500	$31,875	(5)	$10,523,594
Jeffrey H. Cooper	2010	$357,700	$180,684	$707,490	$121,083	$8,872		$1,375,829
Senior Vice President, Chief Financial Officer	2009	$351,408	$115,120	$455,400	$133,405	$7,598		$1,062,931
	2008	$314,714	$308,720	$1,182,240	$123,690	$7,513		$1,936,877
Henry J. Fuchs, M.D., Ph.D.	2010	$421,032	$236,610	$920,860	$162,685	$6,418		$1,747,605
Executive Vice President & Chief Medical Officer(6)	2009	$339,038	$221,000	$923,200	$180,400	$54,931	(7)	$1,718,569
	2008	$—	$—	$—	$—	$—		$—
Robert A. Baffi, Ph.D	2010	$329,210	$230,157	$898,400	$127,472	$8,257		$1,593,496
Executive Vice President, Technical Operations	2009	$331,914	$129,510	$531,300	$122,301	$7,148		$1,122,173
	2008	$299,366	$308,720	$1,272,840	$119,700	$7,296		$2,007,922
Stephen J. Aselage	2010	$364,731	$240,912	$943,320	$158,738	$7,823		$1,715,524
Executive Vice President & Chief Business Officer	2009	$361,525	$172,680	$683,100	$155,459	$13,685	(8)	$1,386,449
	2008	$328,561	$385,900	$1,544,640	$150,480	$7,191		$2,416,772

(1)	The amounts in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see Note 18 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2010.
(2)	The amounts in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see Note 18 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2010.
(3)	Amounts noted for 2010 represent amounts earned by the Named Executive Officers during 2010, but paid in 2011. Amounts noted for 2009 represent amounts earned by the Named Executive Officers during 2009, but paid in 2010. Amounts noted for 2008 represent amounts earned by the Named Executive Officers during 2008, but paid in 2009.
(4)	These amounts represent the premiums paid for life insurance benefits, personal tax preparation/financial planning consultation and vested 401(k) matching for each Named Executive Officer.
(5)	Includes payments of life insurance premiums of $24,296, $22,433 and $17,189 and a reimbursement of personal tax preparation/financial planning services of $3,552, $3,552 and $3,500 for 2008, 2009 and 2010, respectively.
(6)	Dr. Fuchs joined the Company in March 2009, therefore, no amounts appear in the table for 2008.
(7)	Includes $50,000 sign-on bonus paid to Dr. Fuchs when he joined the Company in March 2009.
(8)	Includes $5,056 for reimbursements of hotel expenses that did not qualify as a business expense under Internal Revenue Service guidelines.

Grants of Plan-Based Awards

The following table sets forth certain information for each plan-based award during fiscal year 2010 to each of the Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Jean-Jacques Bienaimé	5/12/10	—	—	—	—	280,000	21.51	3,144,400
	5/12/10	—	—	—	36,000	—	—	774,360
	—	563,700	751,600	939,500	—	—	—	—
Jeffrey H. Cooper	5/12/10	—	—	—	—	63,000	21.51	707,490
	5/12/10	—	—	—	8,400	—	—	180,684
	—	94,596	126,128	157,660	—	—	—	—
Robert A. Baffi, Ph.D.	5/12/10	—	—	—	—	80,000	21.51	898,400
	5/12/10	—	—	—	10,700	—	—	230,157
	—	99,588	132,784	165,979	—	—	—	—
Henry J. Fuchs, M.D., Ph.D.	3/2/10	—	—	—	—	82,000	21.51	920,860
	3/2/10	—	—	—	11,000	—	—	236,610
	—	127,098	169,464	211,830	—	—	—	—
Stephen J. Aselage	5/12/10	—	—	—	—	84,000	21.51	943,320
	5/12/10	—	—	—	11,200	—	—	240,912
	—	124,014	165,352	206,690	—	—	—	—

(1)	Amounts represent potential payments under our 2010 bonus plan, which was paid in 2011. For further discussion on our bonus program, please see the Compensation Discussion and Analysis and the Summary Compensation Table for amounts actually paid under the 2010 bonus plan.
(2)	Options were granted at an exercise price equal to the closing price of our common stock on NASDAQ on the date of the grant.
(3)	The amounts presented above represent the aggregate grant date fair value of the restricted stock award or option grant computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see Note 18 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2010.

The number of options and RSUs granted to the Chief Executive Officer are determined based on recommendations by the Compensation Committee and are approved by the Board, and the number of options and RSUs granted to the other Named Executive Officers are determined by the Compensation Committee. Please see the Compensation Discussion and Analysis for additional information regarding grant practices. Except as otherwise noted, options vest 6/48ths on the six month anniversary of the date of grant, and 1/48th per month thereafter for the next 3.5 years, and remain exercisable for ten years after the date of grant. RSUs vest in four equal quarters on the anniversary of the date of the grants.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding unexercised options granted pursuant to equity awards as of the end of fiscal year 2010 for each of the Named Executive Officers.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards				Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options Exercisable(#)(1)	Number of Securities Underlying Unexercised Options Unexercisable(#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)
Jean-Jacques Bienaimé	40,833	239,167	21.51	5/11/20	5,000	(3)	134,650
	162,500	0	9.86	11/10/15	15,000	(4)	403,950
	412,500	0	12.99	5/10/16	24,000	(5)	646,320
	274,479	150,521	38.59	5/21/18	36,000	(6)	969,480
	11,000	11,000	17.86	12/16/18
	250,000	0	17.54	11/19/16
	140,000	20,000	17.33	6/6/17
	95,000	145,000	14.39	5/11/19
	91,764	0	6.46	5/10/15
Jeffrey H. Cooper	9,187	53,813	21.51	5/11/20	2,000	(3)	53,860
	60,000	0	17.54	11/19/16	4,000	(4)	107,720
	52,500	7,500	17.33	6/6/17	6,000	(5)	161,580
	38,750	21,250	38.59	5/21/18	8,400	(6)	226,212
	5,500	5,500	17.86	12/16/18
	12,500	36,250	14.39	5/11/19
Stephen J. Aselage	12,250	71,750	21.51	5/11/20	2,500	(3)	67,325
	100,000	0	17.54	11/19/16	5,000	(4)	134,650
	61,250	8,750	17.33	6/6/17	9,000	(5)	242,370
	51,666	28,331	38.59	5/21/18	11,200	(6)	301,616
	3,750	54,375	14.39	5/11/19
	5,500	5,500	17.86	12/16/08
Robert A. Baffi, Ph.D.	11,666	68,334	21.51	5/11/20	2,000	(3)	53,860
	35,000	0	6.13	1/7/15	4,000	(4)	107,720
	75,000	0	11.74	1/5/16	6,750	(5)	181,778
	90,000	0	17.54	11/19/16	10,700	(6)	288,151
	52,500	7,500	17.33	6/6/17
	41,979	23,021	38.59	5/21/18
	5,500	5,500	17.86	12/16/18
	27,708	42,292	14.39	5/11/19
Henry J. Fuchs, M.D., Ph.D.	11,958	70,042	21.51	5/11/20	15,000	(7)	403,950
	52,499	90,001	11.05	3/1/19	11,000	(6)	296,230

(1)

All options vest over a four-year period. The options vest at the rate of 6/48ths on the six-month anniversary of the grant date and 1/48th each month thereafter during the optionee’s employment. Subject to certain exceptions, the maximum term of options granted under the 2006 Share Incentive Plan is 10 years.

(2)	Represents the closing market price of our common stock on the grant date.
(3)	The unexercisable portion of RSUs awarded on June 7, 2007 vests on June 7, 2011.
(4)	One half of the unexercisable portion of RSUs awarded on May 22, 2008 vests on each of May 22, 2011 and 2012.
(5)	One third of the unexercisable portion of RSUs awarded on May 12, 2009 vests on each of May 12, 2011, 2012 and 2013.
(6)	One fourth of the unexercisable portion of RSUs awarded on May 12, 2010 vests on each of May 12, 2011, 2012, 2013 and 2014.
(7)	The unexercisable portion of RSUs awarded on March 2, 2009 vests 5,000 shares on each of March 2, 2011, March 2, 2012 and March 2, 2013.

(8)	The value of RSUs shown in the table was calculated using the closing price of our common stock of $26.93 on December 31, 2010.

Options Exercises and Stock Vested

The following table sets forth the number and value of options exercised and share awards that vested in fiscal year 2010 for each of the Named Executive Officers.

Options Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Jean-Jacques Bienaimé	20,000	356,662	8,000	172,080
			7,500	139,950
			5,000	94,800
Jeffrey H. Cooper	55,209	811,042	2,000	43,020
			2,000	37,320
			2,000	37,920
Stephen J. Aselage	90,965	1,084,903	3,000	64,530
			2,500	46,650
			2,500	47,400
Robert A. Baffi, Ph.D.	163,888	85,476	2,250	48,398
			2,000	37,320
			2,000	37,920
Henry J. Fuchs, M.D., Ph.D	17,500	237,337	5,000	122,450

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.
(2)	The value realized on vesting of RSUs was calculated as of the product of the closing price of a share of our Common Stock on the day prior to the vesting date, multiplied by the number of shares vested.

Pension Benefits

There is no retirement pension plan provided for the Named Executive Officers.

Nonqualified Deferred Compensation Plan

The following table sets forth certain information with respect to our Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).

The Deferred Compensation Plan allows members of management, other highly compensated employees and members of the Board to make voluntary irrevocable deferrals of the compensation that would otherwise be paid by us to specified future dates, employment termination, hardship events, disability, retirement or death. Participants are permitted to defer up to 100% of salary, annual cash bonus and restricted stock awards, subject to limitations to allow us to make necessary withholding payments. Plan participants’ deferred compensation is 100% vested under the Deferred Compensation Plan. We may make additional direct contributions to the Deferred Compensation Plan for the benefit of the participants, but any such contributions must be approved by the Board. Our contributions, if any, will become 100% vested after three years of service with us (or such other time as we designate at the time of the contribution), or upon a change in control, death or disability. Participants have an unsecured contractual commitment by us to pay the amounts that become due under the Deferred Compensation Plan. Deferred compensation may be held in trust and is deemed invested based on participant direction as allowed by the Deferred Compensation Plan. Participants’ accounts are credited or debited with the increase or decrease in the realizable net asset value of the designated deemed investments in accordance with the ratio the portion of the account of each participant that is deemed to be invested within that investment option bears to the aggregate of all amounts deemed to be invested within that investment option. Any funds held in a trust will be our sole property, subject to any claims of general creditors in the event of bankruptcy, and plan participants will have no vested interest with respect to such trust fund.

Name	Executive Contributions in 2010 ($)(1)		Registrant Contributions in 2010 ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2010 ($)(2)
Jean-Jacques Bienaimé	406,830	(3)	—	—		142,125	605,931
Jeffrey H. Cooper	232,048	(3)	—	1,807	(4)	—	648,930
Stephen J. Aselage	234,807	(3)	—	15,928	(4)	—	965,412
Robert A. Baffi, Ph.D	123,637	(3)	—	—		50,287	222,173
Henry J. Fuchs, M.D., Ph.D	122,450	(3)	—	—		—	134,650

(1)	Cash contributions made by Messrs. Aselage and Cooper during 2010 include $76,227 and $113,788, respectively, of compensation included in the “salary” column of the Summary Compensation Table. Also includes contributions of shares of common stock received.
(2)	Amounts include cash contributions of $91,582 and $131,470 for Messrs. Cooper and Aselage, respectively, which were previously reported in the Summary Compensation Table for 2008 and cash contributions of $123,300 and $197,329 for Messrs. Cooper and Aselage, respectively, which were previously reported in the Summary Compensation Table for 2009.
(3)	Amounts include the value of shares of common stock received by Messrs. Bienaimé, Cooper, Aselage, Baffi and Fuchs upon the vesting of restricted stock grants during 2010 of $406,830, $118,260, $158,580, $123,637 and $122,450, respectively.
(4)	Aggregate earnings for Messrs. Aselage and Cooper during 2010 include $15,928 and $1,807, respectively, of dividends and interest.

Potential Payments Upon Termination or Change-in-Control

We entered into an employment agreement with Mr. Bienaimé at the time of his hire and with each of our other executive officers, including the NEOs, on April 9, 2007 or upon their respective date of hire. On January 1, 2009, to comply with the changes to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), we amended and restated the employment agreements with each of our executive officers, including Mr. Bienaimé. The following discussion is based on such agreements and for our NEOs other than Mr. Bienaimé, on our Severance Plan. The amount and type of compensation payable to each NEO upon termination of employment under various circumstances and upon a change in control are described below.

Payments on Termination

The amount and type of compensation payable to each NEO upon termination of employment under various circumstances are described below. There are three general categories of terminations, which are:

•

voluntary termination of employment by the NEO for reasons not constituting constructive termination, which we refer to as voluntary termination; retirement of the NEO; and termination of the NEO’s employment by us for cause, as such term is defined in the employment agreements and in our stock plans, which we refer to as termination for cause;

•

termination of the NEO’s employment by us for reasons not constituting cause, such as due to a companywide or departmental reorganization, or a resignation by the NEO constituting constructive termination, such as a change in work location of more than a specified distance from the previous location, which we refer to as involuntary termination without cause; and

•	termination of the NEO’s employment in connection with a change in control.

Compensation upon Voluntary Termination, Retirement or Termination for Cause

A termination of employment due to voluntary termination, retirement, or termination for cause does not entitle the NEOs to any payments or benefits other than the accrued salary and vacation pay and vested benefits described above. Such compensation and benefits are available to salaried employees generally, except that any amounts payable to the NEOs upon termination under our Deferred Compensation Plan would not be applicable to certain employees as only employees with the title of vice president, senior director, and director are entitled to participate in our Deferred Compensation Plan. Stock awards held by our NEOs will not be subject to accelerated vesting or otherwise enhanced in the event of voluntary termination, retirement, or termination for cause.

Compensation upon Involuntary Termination without Cause

Each of the NEOs’ employment agreements include specific benefits upon involuntary termination by us without cause. For each of the NEOs other than Mr. Bienaimé, these benefits consist of a lump sum payment equal to his or her annual base salary and target bonus, payable within two weeks after separation of employment, conditioned on the NEO signing our standard severance and release agreement. The employment agreements do not provide for the accelerated vesting or other enhancement of equity awards upon an involuntary termination without cause.

With respect to Mr. Bienaimé, if we terminate Mr. Bienaimé’s employment without cause, if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us or if we file for bankruptcy, Mr. Bienaimé will be entitled to receive the following “Termination Compensation”: (i) cash severance payment in an amount equal to 100% of what he would have collected over a period of 24 months based on his then current annual base salary as of the date of termination for a period of 24 months; (ii) a cash bonus equal to 100% of his base salary for the year of his termination provided that our executive vice presidents and senior vice presidents are paid bonuses under our bonus plan for the year of his termination, and provided that certain performance goals are met; (iii) a continuation of all health benefits paid by us for a period of 24 months after the date of his termination; (iv) a cash payment of $18,000 for outplacement services (plus an amount for taxes payable on such cash payment); and (v) automatic vesting of all options granted to Mr. Bienaimé that have not vested as of the date of his termination, provided that Mr. Bienaimé remains in full compliance with his non-competition agreement and confidentiality agreement during the 24-month period following his termination. The Termination Compensation is payable in one lump sum within thirty days after his termination.

Compensation upon Termination of Employment in Connection with Change in Control

Each of the Named NEOs who are involuntarily terminated without cause or constructively terminated within a designated period following a change in control is entitled to certain benefits. For each NEO other than Mr. Bienaimé, these benefits consist of a lump sum payment equal to his or her annual base salary and target bonus, payable within two weeks after separation of employment, conditioned on the NEO signing our standard severance and release agreement.

With respect to Mr. Bienaimé, if we terminate Mr. Bienaimé’s employment without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us, following a change in control, Mr. Bienaimé will be entitled to receive the following “Enhanced Termination Compensation”: (i) cash severance payment equal to 200% of what he would have collected over the period of 30 months based on his then current annual base salary as of the date of his termination; (ii) a continuation of all health benefits paid by us for a period of 30 months after the date of termination; (iii) a cash payment of $18,000 for outplacement services (plus an amount for taxes payable on such cash payment); (iv) the fully-paid whole life insurance policy with a stated death benefit of $500,000 maintained for Mr. Bienaimé (plus an amount for taxes payable on imputed income and such amount for taxes); (v) a cash payment of up to $5,000 for tax preparation (plus an amount for taxes payable on such cash payment); (vi) our annual contribution to Mr. Bienaimé’s 401k plan for the year of termination to the extent allowable; and (vii) automatic vesting of all options granted to Mr. Bienaimé that have not vested as of the date of his termination, provided that Mr. Bienaimé remains in full compliance with his non-competition agreement and confidentiality agreement during the 30-month period. The Enhanced Termination Compensation is payable in one lump sum within thirty days after his termination.

If amounts payable to Mr. Bienaimé as the result of a change in control would result in a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which would be subject to an excise tax under Code Section 4999, or interest or penalties are incurred with respect to such excise tax, we will pay Mr. Bienaimé an additional payment such that, after payment by Mr. Bienaimé of all taxes imposed upon this payment and any interest or penalties imposed with respect to such taxes, Mr. Bienaimé retains an amount equal to the sum of: (i) the excise tax (including interest and penalties) imposed; and (ii) the product of any income tax deductions disallowed to Mr. Bienaimé because of the inclusion of the payment in his adjusted gross income, and the highest applicable marginal rate of federal income taxation for the calendar year in which the payment is to be made.

Estimated Potential Payments on Termination or Change in Control

The table below sets forth the estimated current value of payments and benefits to each of the NEOs upon a change of control as described above. The amounts shown assume that the triggering events occurred on December 31, 2010 and do not include (i) benefits earned during the term of the NEOs employment that are available to all salaried employees, such as accrued vacation; (ii) benefits paid by insurance providers under life and disability policies; and (iii) benefits previously accrued under the Deferred Compensation Plan. The actual amounts of payments and benefits that would be provided can only be determined at the time of the NEO’s separation from the Company. With respect to each NEO other than Mr. Bienaimé, under the Company’s Severance Plan, effective immediately upon a change of control, all unvested option and restricted stock awards automatically vest in full. Mr. Bienaimé’s option awards only vest if he is terminated without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us, as described above. Per SEC rules, the value of accelerated options shown in the table below is the aggregate spread between $26.93, the closing price of our common stock on December 31, 2010 and the exercise prices of the accelerated options, if less than $26.93.

Executive Benefits and Payments Upon Termination	Involuntary Termination Without Cause		Change of Control- Continued Employment		Change of Control- Terminated
Jean-Jacques Bienaimé(1):
Base Salary	$1,503,200		—		$3,723,892
Short-term Incentive	$751,600		—		—
Stock award vesting acceleration	$3,406,355	(2)	$5,560,755	(2)	$5,560,755	(2)
Benefits and Perquisites
Benefit Continuation	$47,054		—		$47,054
Life Insurance Proceeds	—		—		$332,593
Outplacement Services	$25,417		—		$25,417
Financial Planning Services	—		—		$7,060
280G Tax Gross-up	—		—		$1,502,754	(3)

Total	$5,733,626		$5,560,755		$11,199,525

Executive Benefits and Payments Upon Termination	Involuntary Termination Without Cause	Change of Control- Continued Employment		Change of Control- Terminated
Jeffrey H. Cooper:
Base Salary	$360,366	—		$360,366
Short-term Incentive (based on % of base salary)	$126,128	—		$126,128
Stock award vesting acceleration	—	$1,417,498	(4)	$1,417,498	(4)
Benefits and Perquisites:
Benefit Continuation	$14,961	—		$14,961

Total	$501,455	$1,417,498		$1,918,953

Stephen J. Aselage:
Base Salary	$367,449	—		$367,449
Short-term Incentive (based on % of base salary)	$165,352	—		$165,352
Stock award vesting acceleration	—	$1,950,594	(5)	$1,950,594	(5)
Benefits and Perquisites:
Benefit Continuation	$18,821	—		$18,821

Total	$551,622	$1,950,594		$2,502,216

Robert A. Baffi, Ph.D.:
Base Salary	$331,959	—		$331,959
Short-term Incentive (based on % of base salary)	$132,784	—		$132,784
Stock award vesting acceleration	—	$1,654,105	(6)	$1,654,105	(6)
Benefits and Perquisites:
Benefit Continuation	$17,079	—		$17,079

Total	$481,822	$1,654,105		$2,135,927

Henry J. Fuchs, M.D., Ph.D.:
Base Salary	$423,659	—		$423,659
Short-term Incentive (based on % of base salary)	$169,464	—		$169,464
Stock award vesting acceleration	—	$2,509,024	(7)	$2,509,024	(7)
Benefits and Perquisites:
Benefit Continuation	$13,063	—		$13,063

Total	$606,186	$2,509,024		$3,115,210

(1)	No incremental benefits are due should death of the employee occur, except for amounts due for services previously rendered, and those due under the life insurance policies.
(2)	Based on market price of $26.93 on December 31, 2010. Relates to 565,688 options and 80,000 RSUs that would accelerate upon vesting.
(3)	This item is payable pursuant to the terms of our employment agreement with Mr. Bienaime dated May 11, 2005 and amended and restated on January 1, 2009.
(4)	Based on market price of $26.93 on December 31, 2010. Relates to 124,313 options and 20,400 RSUs that would accelerate upon vesting.
(5)	Based on market price of $26.93 on December 31, 2010. Relates to 168,706 options and 27,700 RSUs that would accelerate upon vesting.
(6)	Based on market price of $26.93 on December 31, 2010. Relates to 146,647 options and 23,450 RSUs that would accelerate upon vesting.
(7)	Based on market price of $26.93 on December 31, 2010. Relates to 160,043 options and 26,000 RSUs that would accelerate upon vesting.

Equity Compensation Plan Information

The following table provides certain information with respect to all of BioMarin’s equity compensation plans in effect as of December 31, 2010.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	14,900,241	$20.08	25,176,973
Equity compensation plans not approved by stockholders	—	—	—

Total(2)	14,900,241	$20.08	25,176,973

(1)	Does not include any shares of our common stock issuable under our Amended and Restated 2006 Employee Stock Purchase Plan. The Company issues shares under this plan once every six months based on employee elections in the preceding six months. Pursuant to the terms of this plan, the number of shares to be issued and the price per share is not determined until immediately before the date of issuance. Also, does not include 420,072 restricted stock units that were outstanding at December 31, 2010 with a weighted average exercise price of $0.00 per share.
(2)	As of December 31, 2010, the weighted average remaining term of the 14,900,241 options outstanding was 7.3 years.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee, with assistance of its independent compensation consultant, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	for most employees, base salary makes up a significant majority of compensation;

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	equity ownership guidelines discourage excessive risk taking; and

•

as a pharmaceutical company, the Company does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets).

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

Transactions with Related Persons, Promoters, and Certain Control Persons

Since January 1, 2009, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than: (i) compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement; and (ii) the transactions described below.

Review, Approval, and Ratification of Related Party Transactions

Our CGN Committee has primary responsibility for reviewing and approving in advance or ratifying all related party transactions. Additionally, on at least an annual basis, the Audit Committee also reviews all identified related party transactions. In conformance with SEC regulations, we define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest.

We have several processes that we use to ensure that we identify and review all related party transactions. First, each executive officer is required to notify either our General Counsel or Chief Financial Officer of any potential transaction that could create a conflict of interest, and the General Counsel or Chief Financial Officer are required to notify the CGN Committee of the potential conflict. The directors, Chief Executive Officer, Chief Financial Officer and General Counsel are required to notify the CGN Committee of any potential transaction that could create a conflict of interest. Second, each year, we submit and require our directors and executive officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.

The CGN Committee reviews related party transactions due to the potential for such transactions to create a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. It is our general policy to approve or ratify related person transactions only when our Board or a committee of our Board determines that the transaction is in, or is not inconsistent with, our and our stockholders’ best interests, including situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

These policies and procedures are included in our Corporate Governance Principles, which is available on our website at www.bmrn.com in the Investors section under “Corporate Governance.” Information on our website is not incorporated by reference into this Proxy Statement.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or associates of any director or executive officer is or at any time since January 1, 2010 has been indebted to us.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Internet Availability or other proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the Notice of Internet Availability or other proxy materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.

This year, a number of brokers, banks or other agents with which some of our stockholders hold accounts will be “householding” our proxy materials. These brokers, banks or other agents will deliver only one copy of the Notice of Internet Availability or other proxy materials to all stockholders sharing an address unless the broker, bank or other agent has received contrary instructions from one or more of the stockholders at the shared address. If you prefer to receive a separate copy of the proxy materials now or in the future at the same address, or if you currently receive multiple copies of the proxy materials at the same address and wish to receive only one single copy, please notify your broker, bank or other agent or contact Broadridge Financial Solutions, Inc. at (800)542-1061. We will promptly deliver a separate copy of the proxy materials upon your request of such additional materials..

Stockholders of record sharing the same address may receive only one copy of the Notice of Internet Availability or other proxy materials unless we have received contrary instructions from one or more of the stockholders at the shared address. If you wish to receive a separate copy of the proxy materials now or in the future at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us at (415) 506-6700 or 105 Digital Drive, Novato, CA 94949, Attention: Corporate Secretary. We will promptly deliver a separate copy of the proxy materials upon your request of such additional materials.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

APPROVAL

The contents of this Proxy Statement and the sending thereof to the stockholders have been authorized by the Board.

By Order of the Board of Directors

G. Eric Davis

Senior Vice President, General Counsel and Secretary

April 1, 2011

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, is available without charge upon written request to Investor Relations, BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, CA 94949 or by accessing a copy on BioMarin’s website at www.bmrn.com in the Investors section under “Financial Information—SEC Filings.”

BIOMARIN PHARMACEUTICAL INC.

105 DIGITAL DR.

NOVATO, CA 94949

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS   PROXY   CARD   IS   VALID   ONLY    WHEN   SIGNED   AND   DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:			0	0	0
1.	Election of Directors
	Nominees
01	Jean-Jacques Bienaimé	02 Michael Grey		03 Elaine J. Heron		04 Pierre Lapalme	05 V. Bryan Lawlis
06	Richard A. Meier	07 Alan J. Lewis		08 William D. Young		09 Kenneth M. Bate
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2	To vote on an advisory basis to approve the compensation of BioMarin’s Named Executive Officers, as disclosed in its Proxy Statement.							0	0	0
The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 year	2 years	3 years	Abstain
3	To vote on an advisory basis as to the frequency at which executive compensation will be subject to future advisory stockholder votes.						0	0	0	0
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
4	To ratify the selection of KPMG LLP as the independent registered public accounting firm for BioMarin for the fiscal year ending December 31, 2011							0	0	0
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Wrap is/are available at www.proxyvote.com.

BioMarin Pharmaceutical Inc. Annual Meeting of Stockholders May 12, 2011 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jean-Jacques Bienaimé, Jeffrey H. Cooper and G. Eric Davis, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of BioMarin Pharmaceutical Inc. Common Stock, that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 12, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders.

When properly executed, this proxy will be voted in the manner directed herein, or if no such direction is made, it will be voted in accordance with the Board of Director’s recommendations.

(PLEASE DATE AND SIGN ON REVERSE SIDE)